Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
    L-3 Communications Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of L-3 Communications Holdings, Inc. and L-3 Communications Corporation and subsidiaries (collectively, the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As indicated in Note 5 to the financial statements, in 2002 the Company adopted the provisions of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
January 27, 2004, except for Note 18, as to which the date is November 11, 2004

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$134,876	$134,856
Contracts in process	1,615,348	1,317,993
Deferred income taxes	152,785	143,634
Other current assets	34,693	42,891
Total current assets	1,937,702	1,639,374
Property, plant and equipment, net	519,749	458,639
Goodwill	3,652,436	2,794,548
Intangible assets	162,156	90,147
Deferred income taxes	100,482	147,190
Deferred debt issue costs	48,572	48,839
Other assets	71,793	63,571
Total assets	$6,492,890	$5,242,308
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$195,548	$167,240
Accrued employment costs	239,690	187,754
Accrued expenses	72,880	56,763
Customer advances	58,078	62,645
Accrued interest	25,898	18,395
Income taxes	70,159	33,729
Other current liabilities	261,959	183,416
Total current liabilities	924,212	709,942
Pension and postretirement benefits	359,020	343,527
Other liabilities	101,651	65,644
Long-term debt	2,457,300	1,847,752
Total liabilities	3,842,183	2,966,865
Commitments and contingencies
Minority interest	76,211	73,241
Shareholders' equity:
L-3 Holdings' common stock; $.01 par value; authorized 300,000,000 shares, issued and outstanding 97,077,495 and 94,577,331 shares (L-3 Communications' common stock; $.01 par value, 100 shares authorized, issued and outstanding)	1,893,488	1,794,976
Retained earnings	757,467	479,827
Unearned compensation	(3,622)	(3,302)
Accumulated other comprehensive loss	(72,837)	(69,299)
Total shareholders' equity	2,574,496	2,202,202
Total liabilities and shareholders' equity	$6,492,890	$5,242,308

See notes to consolidated financial statements.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Sales:
Contracts, primarily U.S. Government	$4,467,554	$3,581,102	$1,932,205
Commercial, primarily products	594,040	430,127	415,217
Total sales	5,061,594	4,011,229	2,347,422
Costs and expenses:
Contracts, primarily U.S. Government	3,905,449	3,137,561	1,699,617
Commercial, primarily products:
Cost of sales	384,727	270,800	252,790
Selling, general and administrative expenses	137,626	114,052	93,238
Research and development expenses	52,771	34,837	26,447
Total costs and expenses	4,480,573	3,557,250	2,072,092
Operating income	581,021	453,979	275,330
Interest and other income	215	4,921	1,739
Interest expense	132,683	122,492	86,390
Minority interest	3,515	6,198	4,457
Loss on retirement of debt	11,225	16,187	—
Income before income taxes and cumulative effect of a change in accounting principle	433,813	314,023	186,222
Provision for income taxes	156,173	111,556	70,764
Income before cumulative effect of a change in accounting principle	277,640	202,467	115,458
Cumulative effect of a change in accounting principle, net of income tax benefit of $6,428 (Note 5)	—	(24,370)	—
Net income	$277,640	$178,097	$115,458
L-3 Holdings' earnings per common share:
Basic:
Income before cumulative effect of a change in accounting principle	$2.89	$2.33	$1.54
Cumulative effect of a change in accounting principle	—	(0.28)	—
Net income	$2.89	$2.05	$1.54
Diluted:
Income before cumulative effect of a change in accounting principle	$2.71	$2.18	$1.47
Cumulative effect of a change in accounting principle	—	(0.25)	—
Net income	$2.71	$1.93	$1.47
L-3 Holdings' weighted average common shares outstanding:
Basic	96,022	86,943	74,880
Diluted	106,068	97,413	85,438

See notes to consolidated financial statements.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2003, 2002 and 2001

(in thousands)

	L-3 Holdings' Common Stock		Additional Paid-in Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total
	Shares Issued	Par Value
Balance December 31, 2000	67,213	$672	$515,254	$186,272	$(2,457)	$(7,172)	$692,569
Comprehensive income:
Net income				115,458			115,458
Minimum pension liability, net of $11,955 tax benefit						(19,519)	(19,519)
Foreign currency translation adjustment, net of $164 tax benefit						(268)	(268)
Unrealized loss on securities, net of $111 tax benefit						(180)	(180)
Unrealized loss on securities reclassified to net income from other comprehensive loss, net of $2,274 tax expense						3,632	3,632
Unrealized losses on hedging instruments, net of $100 tax benefit						(163)	(163)
							98,960
Shares issued:
Sale of common stock	9,150	92	353,530				353,622
Employee savings plans	418	4	16,864				16,868
Acquisition consideration	588	6	17,351				17,357
Exercise of stock options	1,128	11	28,253				28,264
Employee stock purchase plan			4,861				4,861
Grant of restricted stock			2,118		(2,118)		—
Amortization of unearned compensation					1,370		1,370
Other			21				21
Balance December 31, 2001	78,497	785	938,252	301,730	(3,205)	(23,670)	1,213,892
Comprehensive income:
Net income				178,097			178,097
Minimum pension liability, net of $29,859 tax benefit						(45,580)	(45,580)
Foreign currency translation adjustment, net of $1,626 tax benefit						65	65
Unrealized losses on hedging instruments reclassified to net income from other comprehensive loss, net of $198 tax expense						323	323
Unrealized losses on hedging instruments, net of $275 tax benefit						(437)	(437)
							132,468
Shares issued:
Sale of common stock	14,000	140	766,640				766,780
Employee savings plans	529	5	28,133				28,138
Acquisition consideration	229	2	10,605				10,607
Exercise of stock options	970	10	30,665				30,675
Employee stock purchase plan	352	4	17,474				17,478
Grant of restricted stock			2,231		(2,231)		—
Amortization of unearned compensation					2,134		2,134
Other			30				30
Balance December 31, 2002	94,577	946	1,794,030	479,827	(3,302)	(69,299)	2,202,202
Comprehensive income:
Net income				277,640			277,640
Minimum pension liability, net of $2,313 tax benefit						(4,189)	(4,189)
Foreign currency translation adjustment, net of $141 tax benefit						(245)	(245)
Unrealized gains on hedging instruments, net of $571 tax expense						896	896
							274,102
Shares issued:
Employee savings plans	912	9	39,485				39,494
Acquisition consideration	110	1	4,968				4,969
Exercise of stock options	835	8	22,722				22,730
Employee stock purchase plan	603	6	26,378				26,384
Conversion of 5¼ % Convertible Senior Subordinated Notes	40	1	1,629				1,630
Grant of restricted stock			3,295		(3,295)		—
Amortization of unearned compensation					2,975		2,975
Other			10				10
Balance December 31, 2003	97,077	$971	$1,892,517	$757,467	$(3,622)	$(72,837)	$2,574,496

See notes to consolidated financial statements.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2003	2002	2001
Operating activities:
Net income	$277,640	$178,097	$115,458
Cumulative effect of a change in accounting principle	—	24,370	—
Loss on retirement of debt	11,225	16,187	—
Goodwill amortization	—	—	42,356
Depreciation	77,340	66,230	40,362
Amortization of intangibles and other assets	18,083	9,630	4,233
Amortization of deferred debt issue costs (included in interest expense)	7,977	7,392	6,388
Deferred income tax provision	94,747	79,092	52,638
Minority interest	3,515	6,198	4,457
Other non-cash items, principally contributions to employee savings plans in L-3 Holdings' common stock	39,773	28,653	17,576
Subtotal	530,300	415,849	283,468
Changes in operating assets and liabilities, excluding acquired amounts:
Contracts in process	(120,397)	(75,031)	(40,652)
Other current assets	(1,731)	(15,257)	1,643
Other assets	(15,861)	(16,641)	(12,033)
Accounts payable	(19,503)	(21,904)	(43,165)
Accrued employment costs	20,558	30,100	11,931
Accrued expenses	5,646	(2,581)	(20,300)
Customer advances	(4,773)	(11,272)	12,627
Accrued interest	7,503	7,199	(3,047)
Income taxes	44,081	30,852	14,431
Other current liabilities	(25,384)	(41,206)	(37,555)
Pension and postretirement benefits	5,088	(1,670)	4,550
Other liabilities	19,008	20,517	1,423
All other operating activities, principally foreign currency translation	11,528	(495)	(353)
Subtotal	(74,237)	(97,389)	(110,500)
Net cash from operating activities	456,063	318,460	172,968
Investing activities:
Acquisition of businesses, net of cash acquired	(1,014,439)	(1,742,133)	(446,911)
Proceeds from sale of businesses	8,795	—	75,206
Capital expenditures	(82,874)	(62,058)	(48,121)
Disposition of property, plant and equipment	3,854	3,548	1,237
Other investing activities	(3,393)	(9,885)	(6,301)
Net cash used in investing activities	(1,088,057)	(1,810,528)	(424,890)
Financing activities:
Borrowings under revolving credit facilities	295,000	566,000	316,400
Repayment of borrowings under revolving credit facilities	(295,000)	(566,000)	(506,400)
Borrowings under bridge loan facility	—	500,000	—
Repayment of borrowings under bridge loan facility	—	(500,000)	—
Proceeds from sale of senior subordinated notes	790,788	750,000	420,000
Redemption of senior subordinated notes	(187,650)	(237,468)	—
Proceeds from sale of L-3 Holdings' common stock, net	—	766,780	353,622
Debt issuance costs	(9,591)	(19,759)	(16,671)
Proceeds from exercise of stock options	14,273	17,372	16,325
Proceeds from employee stock purchase plan	26,384	17,478	4,861
Distributions paid to minority interest	(1,975)	(2,854)	(2,530)
Other financing activities	(215)	(25,647)	(5,343)
Net cash from financing activities	632,014	1,265,902	580,264
Net increase (decrease) in cash	20	(226,166)	328,342
Cash and cash equivalents, beginning of the period	134,856	361,022	32,680
Cash and cash equivalents, end of the period	$134,876	$134,856	$361,022

See notes to consolidated financial statements.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

1.    Description of Business

L-3 Communications Holdings, Inc. conducts its operations and derives all its operating income and cash flow through its wholly owned subsidiary, L-3 Communications Corporation ("L-3 Communications"). L-3 Communications Holdings, Inc. ("L-3 Holdings" and together with its subsidiaries, "L-3" or the "Company") is a leading supplier of a broad range of products used in a substantial number of aerospace and defense platforms. L-3 also is a major supplier of subsystems on many platforms, including those for secure communication networks, mobile satellite communications, information security systems, shipboard communications, naval power systems, fuzes and safety and arming devices for missiles and munitions, microwave assemblies for radars and missiles, telemetry and instrumentation and airport security systems. The Company also is a prime system contractor for aircraft modernization and maintenance, Intelligence, Surveillance and Reconnaissance (ISR) collection platforms, simulation and training, and government systems support services. The Company's customers include the U.S. Department of Defense (DoD) and its prime contractors, certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. federal, state and local government agencies.

The Company has four reportable segments: (1) Secure Communications & ISR; (2) Training, Simulation & Government Services; (3) Aircraft Modernization, O&M and Products; and (4) Specialized Products.

Secure Communications & ISR.    The businesses in this segment provide products and services for the global ISR market, specializing in signals intelligence (SIGINT) and communications intelligence (COMINT) systems. These products and services provide to the warfighter in real-time the unique ability to collect and analyze unknown electronic signals from command centers, communication nodes and air defense systems for real-time situation awareness and response. The businesses in this segment also provide secure, high data rate communications systems for military and other U.S. Government and foreign government reconnaissance and surveillance applications. The Company believes that its systems and products are critical elements for a substantial number of major communication, command and control, intelligence gathering and space systems. The Company's systems and products are used to connect a variety of airborne, space, ground and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The major secure communications programs and systems include:

•	secure data links for airborne, satellite, ground and sea-based remote platforms, both manned and unmanned, for real-time information collection and dissemination to users;

•	highly specialized fleet management and support, including procurement, systems integration, sensor development, modifications and maintenance for signals intelligence and ISR special mission aircraft and airborne surveillance systems;

•	strategic and tactical signals intelligence systems that detect, collect, identify, analyze and disseminate information;

•	secure terminal and communication network equipment and encryption management; and

•	communication systems for surface and undersea vessels and manned space flights.

Training, Simulation & Government Services.    The businesses in this segment provide a full range of training, simulation and support services, including:

•	services designed to meet customer training requirements for aircrews, navigators, mission operators, gunners and maintenance technicians for virtually any platform, including military fixed and rotary wing aircraft, air vehicles and various ground vehicles;

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

•	communication software support, information technology services and a wide range of engineering development services and integration support;

•	high-end engineering and information support services used for command, control, communications and ISR architectures, as well as for air warfare modeling and simulation tools for applications used by the DoD, Department of Homeland Security and U.S. Government intelligence agencies, including missile and space systems, Unmanned Aerial Vehicles (UAVs) and military aircraft;

•	developing and managing extensive programs in the United States and internationally that focus on teaching, training and education, logistics, strategic planning, organizational design, democracy transition and leadership development; and

•	producing crisis management software and providing command and control for homeland security applications.

Aircraft Modernization, Operations and Maintenance (O&M) and Products. The businesses in this segment provide aviation products and aircraft modernization services, including:

•	airborne traffic and collision avoidance systems (TCAS) for commercial and military applications;

•	commercial, solid-state, crash-protected cockpit voice recorders, flight data recorders and maritime hardened voyage recorders;

•	ruggedized custom displays for military and high-end commercial applications;

•	turnkey aviation life cycle management services that integrate custom developed and commercial off-the-shelf products for various military fixed and rotary wing aircraft, including heavy maintenance and structural modifications and interior completion for Head-of-State aircraft;

•	engineering, modification, maintenance, logistics and upgrades for U.S. Special Operations Command aircraft, vehicles and personnel equipment;

•	aerospace and other technical services related to large fleet support, such as aircraft and vehicle modernization, maintenance, repair and overhaul, logistics support, and supply chain management, primarily for military training, tactical, cargo and utility aircraft, and the Patriot Missile System and M1 Abrams Main Battle Tank; and

•	advanced cockpit avionics products and specialized avionics repair and overhaul services for various segments of the aviation market.

Specialized Products.    The businesses in this segment supply products, including components, subsystems and systems to military and commercial customers in several niche markets. These products include:

•	naval warfare products, including acoustic undersea warfare products for mine hunting, dipping and anti-submarine sonars and naval power distribution, conditioning, switching and protection equipment for surface and undersea platforms;

•	ruggedization and integration of commercial off-the-shelf technology for displays, computers and electronic systems for military and commercial applications;

•	security and surveillance systems for aviation, port and border applications, including those for perimeter security and for detection of explosives, concealed weapons, contraband and illegal narcotics, and to inspect agricultural products and to examine cargo;

•	telemetry, instrumentation, space and navigation products, including tracking and flight termination;

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

•	premium fuzing products and safety and arming devices for missiles and munitions;

•	microwave components used in radar communication satellites, wireless communication equipment, electronic surveillance, communication and electronic warfare applications and countermeasure systems;

•	high performance antennas and ground based radomes;

•	training devices and motion simulators which produce advanced virtual reality simulation and high-fidelity representations of cockpits and mission stations for fixed and rotary wing aircraft and land vehicles; and

•	precision stabilized electro-optic surveillance systems, including high magnification lowlight, daylight and forward looking infrared sensors, laser range finders, illuminators and designators, and digital and wireless communication systems.

2.    Summary of Significant Accounting Policies

Basis of Presentation:    The accompanying financial statements comprise the consolidated financial statements of L-3 Holdings and L-3 Communications. L-3 Holdings' only asset is its investment in the common stock of L-3 Communications, its wholly-owned subsidiary, and its only obligations are the 5¼% Convertible Senior Subordinated Notes due 2009, substantially all of which converted into L-3 Holdings' common stock in January 2004, and the 4% Senior Subordinated Convertible Contingent Debt Securities due 2011 (CODES). L-3 Holdings has also guaranteed the borrowings under the senior credit facilities of L-3 Communications. L-3 Holdings' obligations have been jointly, severally, fully and unconditionally guaranteed by L-3 Communications and certain of its domestic subsidiaries, and accordingly, such debt has been reflected as debt of L-3 Communications in its consolidated financial statements in accordance with the U.S. Securities and Exchange Commission's (SEC) Staff Accounting Bulletin (SAB) No. 54. In addition, all issuances of equity securities including grants of stock options and restricted stock by L-3 Holdings to employees of L-3 Communications have been reflected in the consolidated financial statements of L-3 Communications. As a result, the consolidated financial positions, results of operations and cash flows of L-3 Holdings and L-3 Communications are substantially the same. See Note 20 for additional information.

Principles of Consolidation:    The consolidated financial statements of the Company include all wholly-owned and significant majority-owned subsidiaries. All significant intercompany transactions are eliminated in consolidation. Investments over which the Company has significant influence but does not have voting control are accounted for by the equity method.

Sales and Costs and Expenses Presentation:    The Company presents its sales and costs and expenses in two categories on the statement of operations, "Contracts, primarily U.S. Government" and "Commercial, primarily products". Sales and costs and expenses for the Company's businesses that are primarily U.S. Government contractors are presented as "Contracts, primarily U.S. Government." The sales for the Company's U.S. Government contractor businesses are transacted using written contractual arrangements, most of which require the Company to design, develop, manufacture, modify, test and integrate complex aerospace and electronic equipment, and to provide related engineering and technical services according to specifications provided by the customer. These contracts are within the scope of the American Institute of Certified Public Accountants Statement of Position 81-1, Accounting for Performance of Construction – Type and certain Production-Type Contracts (SOP 81-1) and Accounting Research Bulletin No. 43, Chapter 11, Section A, Government Contracts, Cost-Plus-Fixed Fee Contracts (ARB 43) and Accounting Research Bulletin No. 45, Long-Term Construction Type Contracts (ARB 45). Sales reported under "Contracts, primarily U.S. Government" also include certain sales by the Company's U.S. Government contractor businesses transacted using contracts for domestic and foreign commercial

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

customers which also are within the scope of SOP 81-1 and ARB 45. Sales and costs and expenses for the Company's businesses whose customers are primarily commercial business enterprises are presented as "Commercial, primarily products". These sales are recognized in accordance with the SEC's SAB No. 104, Revenue Recognition and are not within the scope of SOP 81-1, ARB 43 or ARB 45. The Company's commercial businesses are substantially comprised of Aviation Communication & Surveillance Systems (ACSS), Aviation Recorders, Microwave Components, Detection Systems and Avionics Systems.

Cash and Cash Equivalents:    Cash equivalents consist of highly liquid investments with a maturity of three months or less at time of purchase.

Revenue Recognition:    The substantial majority of the Company's direct and indirect sales to the U.S. Government and certain of the Company's sales to foreign governments and commercial customers are within the scope of SOP 81-1 and ARB 45 and sales and profits on them are recognized using percentage-of-completion methods of accounting. Sales and profits on fixed-price production contracts whose units are produced and delivered in a continuous or sequential process are recorded as units are delivered based on their selling prices (the "units-of-delivery" method). Sales and profits on other fixed-price type contracts are recorded based on the ratio of total actual incurred costs to date to the total estimated costs for each contract (the "cost-to-cost" method). Amounts representing contract change orders or claims are included in sales and estimated contract values only when they can be reliably estimated and their realization is reasonably assured. Losses on contracts are recognized in the period in which they are determined. The impact of revisions of contract estimates, which may result from contract modifications, performance or other reasons, are recognized on a cumulative catch-up basis in the period in which the revisions are made.

Sales and profits on cost-reimbursable type contracts that are within the scope of ARB 43 in addition to SOP 81-1 are recognized as allowable costs are incurred on the contract and become billable to the customer, in an amount equal to the allowable costs plus the profit on those costs, which is generally fixed or variable based on the contract fee arrangement. Incentive and award fees on these contracts are recorded as revenue when the conditions under which they are earned are reasonably assured of being met.

Sales and profits on time and material type contracts are recognized on the basis of direct labor hours incurred at a fixed negotiated rate per hour that covers the profit, cost of direct labor and indirect expenses, plus the cost of materials or other specified costs.

Sales on arrangements that are not within the scope of SOP 81-1, ARB 43 or ARB 45 are recognized in accordance with the SEC's SAB No. 104. Sales are recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been performed, the selling price to the buyer is fixed or determinable and collectibility is reasonably assured.

Contracts in Process:    Contracts in process include receivables and inventories for contracts that are within the scope of SOP 81-1, ARB 43 and ARB 45, as well as receivables and inventories related to other contractual arrangements. Billed Receivables represent the uncollected portion of amounts recorded as sales and billed to customers for all revenue arrangements, net of allowances for uncollectible accounts. Unbilled Contract Receivables represent accumulated incurred costs and earned profits or losses on contracts in process that have been recorded as sales, primarily using the cost-to-cost percentage of completion method, which have not yet been billed to customers. Inventoried Contract Costs represent incurred costs on contracts in process that have not yet been recognized as costs and expenses because the related sales, which are primarily recorded using the units-of-delivery percentage of completion method, have not been recognized. Contract costs include direct costs and indirect costs, including overhead costs. In accordance with SOP 81-1 and the AICPA Audit and Accounting Guidelines, Audits of Federal Government Contractors, the Company's inventoried contract costs for U.S. Government contracts, and

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

contracts with prime contractors or subcontractors of the U.S. Government, also include allocated general and administrative costs, independent research and development costs and bid and proposal costs. Contracts in Process contain amounts relating to contracts and programs with long performance cycles, a portion of which may not be realized within one year. For contracts in a loss position, the unrecoverable costs expected to be incurred in future periods are recorded in Estimated Costs in Excess of Estimated Contract Value to Complete Contracts in Process, which is a component of Other Current Liabilities. Under the contractual arrangements on certain contracts with the U.S. Government, the Company receives progress payments as it incurs costs. The U.S. Government has a security interest in the Unbilled Contract Receivables and Inventoried Contract Costs to which progress payments have been applied, and such progress payments are reflected as a reduction of the related Unbilled Contract Receivables and Inventoried Contract Costs. Customer Advances are classified as current liabilities.

Inventories other than Inventoried Contract Costs are stated at the lower of cost or market primarily using the average cost method.

The Company values its acquired contracts in process on the date of acquisition at contract value less the Company's estimated costs to complete the contract and a reasonable profit allowance on the Company's completion effort commensurate with the profit margin that the Company earns on similar contracts.

Derivative Financial Instruments:    The Company has entered into interest rate swap agreements and foreign currency forward contracts. Derivative financial instruments also include embedded derivatives. The Company's interest rate swap agreements have been accounted for as fair value hedges. The difference between the variable interest rates paid on the interest rate swap agreements and the fixed interest rate on the debt instrument underlying the swap agreements is recorded as increases or decreases to interest expense. Upon termination of an interest rate swap agreement, the cash received or paid that relates to the future value of the swap agreements at the termination date is a deferred gain or loss, which is recognized as a decrease or increase to interest expense over the remaining term of the underlying debt instrument. Foreign currency forward contracts are accounted for as cash flow hedges. Gains and losses on foreign currency forward contracts are reported as a component of the underlying transaction within contracts in process. The embedded derivatives related to the issuance of the Company's debt are recorded at fair value with changes reflected in the statement of operations.

Property, Plant and Equipment:     Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by applying principally the straight-line method to the estimated useful lives of the related assets. Useful lives range substantially from 10 to 40 years for buildings and improvements and 3 to 10 years for machinery, equipment, furniture and fixtures. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company's balance sheet and the net gain or loss is included in the determination of income.

Debt Issuance Costs:    Costs to issue debt are capitalized and deferred when incurred, and subsequently amortized to interest expense over the term of the related debt using a method that approximates the effective interest method.

Identifiable Intangible Assets:    Identifiable intangible assets represent assets acquired as part of the Company's business acquisitions and include customer relationships, technology and non-compete agreements. Effective January 1, 2002, the initial measurement of these intangible assets has been based on their fair values. The values assigned to acquired identifiable intangible assets are determined, as of the date of acquisition, based on estimates and judgements regarding expectations for the estimated future after-tax cash flows from those assets over their lives, including the probability of expected future contract

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

renewals and sales, less a cost-of-capital charge, all of which is discounted to present value. Identifiable intangible assets are amortized over their useful lives, which range from 5 to 20 years.

Goodwill:     Effective January 1, 2002, the Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and other Intangible Assets. The carrying value of goodwill and indefinite lived identifiable intangible assets are not amortized, but are tested for impairment based on their estimated fair values using discounted cash flows valuation at the beginning of each year, and whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over periods ranging from 15 to 40 years except for goodwill related to acquisitions consummated after June 30, 2001. Prior to the adoption of SFAS No. 142, the Company evaluated the carrying amount of goodwill by reference to current and estimated profitability and undiscounted cash flows.

Income Taxes:    The Company provides for income taxes using the liability method. Deferred income tax assets and liabilities reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates. The effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances for deferred tax assets are provided when it is more likely than not that the assets will not be realized, considering, when appropriate, tax planning strategies.

Research and Development:    Independent research and development costs sponsored by the Company include bid and proposal costs, and relate to both U.S. Government products and services and those for commercial and foreign customers. The independent research and development (IRAD) and bid and proposal costs (B&P) for the Company's businesses that are U.S. Government contractors are allowable indirect contract costs that are allocated to our U.S. Government contracts in accordance with U.S. Government regulations, and are specifically excluded from the scope of SFAS No. 2, Accounting for Research and Development Costs (SFAS No. 2). In accordance with SOP 81-1 and the AICPA Audit and Accounting Guide, Audits of Federal Government Contractors, the Company reports IRAD and B&P costs allocated to U.S. Government contracts as costs of sales when the related contract sales are recognized, and are not accounted for as period expenses. Research and development costs for the Company's businesses that are not U.S. Government contractors are expensed as incurred in accordance with SFAS No. 2.

Customer-funded research and development costs are incurred pursuant to contracts to perform research and development activities according to customer specifications. These costs are not accounted for as research and development expenses in accordance with SFAS No. 2, and are also not indirect contract costs. Instead, these costs are direct contract costs and are expensed when the corresponding revenue is recognized, which is generally as the research and development services are performed. Customer-funded research and development costs are substantially all incurred under cost-reimbursable type contracts with the U.S. Government.

Computer Software Costs:    The Company's software development costs for computer software products to be sold, leased or marketed that are incurred after establishing technological feasibility for the computer software products are capitalized as other assets and amortized on a product by product basis using the amount that is the greater of the straight-line method over the useful life or the ratio of current revenues to total estimated revenues in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Substantially all of the capitalized software development costs pertain to products of the Company's commercial and civil businesses. Capitalized software development costs, net of accumulated amortization, was $29,990 at December 31, 2003 and

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

$25,724 at December 31, 2002, and is included in other assets on the consolidated balance sheets. Amortization expense for capitalized software development costs was $6,917 for 2003, $5,209 for 2002 and $1,567 for 2001.

Stock-Based Compensation:    The Company accounts for employee stock-based compensation under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Compensation expense for employee stock-based compensation is recognized in income based on the excess, if any, of L-3 Holdings' fair value of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. When the exercise price for stock-based compensation arrangements granted to employees equals or exceeds the fair value of the L-3 Holdings common stock at the date of grant, the Company does not recognize compensation expense. The Company elected not to adopt the fair value based method of accounting for stock-based employee compensation as permitted by the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123. Had the Company adopted the fair value based method provisions of SFAS 123, it would have recorded a non-cash expense for the estimated fair value of the stock-based compensation arrangements that the Company has granted to its employees amortized over the vesting period of the grants. The table below compares the "as reported" net income and L-3 Holdings earnings per share (EPS) to the "pro forma" net income and L-3 Holdings EPS that the Company would have reported if the Company had elected to recognize compensation expense in accordance with the fair value based method of accounting of SFAS 123.

	Year Ended December 31,
	2003	2002	2001
Net income:
As reported	$277,640	$178,097	$115,458
Pro forma	259,997	160,079	107,573
L-3 Holdings Basic EPS:
As reported	$2.89	$2.05	$1.54
Pro forma	2.71	1.84	1.44
L-3 Holdings Diluted EPS:
As reported	$2.71	$1.93	$1.47
Pro forma	2.54	1.75	1.38

The assumptions used to calculate the fair value of stock options at their grant dates are presented in Note 14.

Product Warranties:    Product warranty costs are accrued when the covered products are shipped to customers. Product warranty expense is recognized based on the terms of the product warranty and the related estimated costs. Accrued warranty costs are reduced as these costs are incurred.

Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and costs and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract revenue and profit recognition, market values for inventories reported at lower of cost or market, pension and postretirement benefit obligations, recoverability and valuation of recorded amounts of long-lived assets, identifiable intangible assets, including goodwill, income taxes, including the valuations

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

of deferred tax assets, litigation reserves and environmental obligations. Changes in estimates are reflected in the periods during which they become known. Actual amounts will differ from these estimates.

Recently Issued Accounting Standards:     In December of 2003, the FASB revised its FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46R). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN 46R requires that a business enterprise review all of its legal structures used to conduct its business activities, including those to hold assets, and its majority-owned subsidiaries, to determine whether those legal structures are variable interest entities (VIEs) required to be consolidated for financial reporting purposes by the business enterprise. A VIE is a legal structure for which the holders of a majority voting interest may not have a controlling financial interest in the legal structure. FIN 46R provides guidance for identifying those legal structures and provides guidance for determining whether a business enterprise shall consolidate a VIE. FIN 46R requires that a business enterprise that holds a significant variable interest in a VIE make new disclosures in their financial statements. The Company is required to adopt the provisions of FIN 46R for its interim period ending March 31, 2004. The Company does not believe that it holds any significant interests in VIEs that would require consolidation or additional disclosures.

In March of 2003, the Emerging Issues Task Force (EITF) issued EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF No. 00-21 addresses how to determine whether a revenue arrangement involving multiple deliverables contains more than one unit of accounting for revenue recognition purposes, and how consideration should be measured and allocated to the separate accounting units. EITF No. 00-21 applies to all deliverables within contractually binding arrangements in all industries, except to the extent that a deliverable in a contractual arrangement is subject to other existing higher-level authoritative literature. EITF 00-21 became effective for revenue arrangements entered into after July 1, 2003. The adoption of EITF No. 00-21 did not have a material effect on the Company's financial position or results of operations.

In May of 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement applies to certain financial instruments, including mandatorily redeemable financial instruments that, prior to SFAS No. 150 could have been accounted for as a component of equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are all mandatorily redeemable. SFAS No. 150 is effective for these financial instruments entered into or modified after May 31, 2003. For these financial instruments entered into before May 31, 2003, SFAS No. 150 became effective for the interim period beginning July 1, 2003. The Company does not hold any financial instruments that are within the scope of SFAS No. 150. Accordingly, SFAS No. 150 is not expected to have a material effect on the Company's consolidated results of operations or financial position.

On December 8, 2003, President Bush signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (DIMA). This Act introduces a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January of 2002, the FASB issued FASB Staff Position 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP 106). In accordance with FSP 106, the Company is electing to defer recognition of any potential savings on the measure of the accumulated postretirement benefit or net periodic benefit cost as a result of DIMA until specific authoritative guidance on the accounting of the federal subsidy is issued. Therefore, the consolidated financial statements and accompanying notes do not reflect the effects of the Act on the Company's postretirement medical plans.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

Reclassifications:     Certain reclassifications have been made to conform prior-year amounts to the current-year presentation.

3.    Acquisitions, Divestiture and Other Transactions

Acquisitions

Vertex Aerospace. On December 1, 2003, the Company acquired Vertex Aerospace LLC (Vertex) for $653,250 in cash, which includes $650,000 for the original contract purchase price, and a purchase price adjustment paid on the closing date of $3,250, plus acquisition costs. The acquisition was financed with cash on hand and approximately $285,000 of borrowings under the Company's senior credit facilities. Vertex is a leading provider of aerospace and other technical services to the U.S. Department of Defense and other U.S. Government agencies. Vertex's services include logistics support, modernization and maintenance for fixed and rotary wing aircraft, supply chain management and pilot training. Vertex's engineering and technical staff support tactical, cargo and utility aircraft and other defense-related platforms. The acquisition will expand L-3's market for aircraft modernization and maintenance when combined with Integrated Systems, Spar and MAS, and will also provide complementary service offerings for L-3's existing customers. Based on a preliminary purchase price allocation for Vertex, goodwill of $483,766 was assigned to the Aircraft Modernization, O&M and Products segment and goodwill of approximately $440,000 is expected to be deductible for income tax purposes.

The table below presents a summary of the Vertex preliminary estimates of fair values of the assets acquired and liabilities assumed on the closing date of the acquisition (December 1, 2003), including preliminary valuations of acquired contracts in process. Final valuations for the estimated fair values of the assets acquired and liabilities assumed are expected to be completed during 2004. The Company does not expect material differences betwen the preliminary and final purchase price allocation for Vertex. The purchase price for Vertex is subject to adjustment based on the closing date net assets of the business. The Company expects to determine the final purchase price with the seller during 2004, and the Company estimates that such determination will result in a decrease of up to approximately $14,000 to the purchase price because of adjustments to contracts in process and plant and equipment. Any adjustment to the purchase price will be recorded as an adjustment to the preliminary goodwill amount for Vertex.

Cash	$2,187
Contracts in process	161,663
Deferred income taxes	14,096
Other current assets	1,621
Property, plant and equipment	31,050
Goodwill	483,766
Intangible assets	50,000
Deferred income taxes	2,397
Total assets acquired	746,780
Current liabilities	79,986
Long-term liabilities	12,894
Total liabilities assumed	92,880
Net assets acquired	$653,900

Military Aviation Services, Klein Associates, Aeromet, Avionics Systems and certain defense and aerospace assets of IPICOM, Inc. During 2003, in separate transactions, the Company acquired five businesses for an aggregate consideration of $351,116 in cash, plus acquisition costs. These acquisitions

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

were financed with cash on hand. The purchase prices for Military Aviation Services, Klein Associates, Aeromet and certain defense and aerospace assets of IPICOM, Inc. are subject to adjustment based on closing date net assets or net working capital of the acquired businesses. The Company acquired the following:

•	Certain defense and aerospace assets of IPICOM, Inc. (IPICOM) on December 10, 2003. The Company paid $8,676 of the purchase price on the closing date, and the balance of the purchase price of $18,824 was recorded in other current liabilities at December 31, 2003 and subsequently paid in January of 2004. This acquisition adds innovative optical networking technology to the Company's existing and growing ISR and secure communications businesses;

•	The net assets of the Military Aviation Services (MAS) business of Bombardier, Inc. on October 31, 2003. MAS provides a full range of technical services in the areas of aircraft maintenance, repair and upgrade for military aircraft, and the refurbishment and modernization of selected commercial aircraft. Its customers include the Canadian Armed Forces, the DoD, aerospace and defense prime contractors and foreign military organizations;

•	All of the outstanding common stock of Klein Associates, Inc. (Klein), a business unit of OYO Corporation of Japan, on September 30, 2003. Klein designs, manufactures and supports side-scan sonar, sub-bottom profilers and related instruments and accessories for undersea search and survey, including intrusion detection systems for port security applications. Klein provides complimentary product capabilities, which the Company intends to integrate into L-3's port and maritime security systems offerings. Klein is also synergistic with the Company's acoustic undersea warfare products;

•	All of the outstanding common stock of Aeromet, Inc. (Aeromet), on May 30, 2003. Aeromet designs, develops and integrates infrared and optical systems for airborne ISR. The acquisition advances the Company's strategy to expand its electro-optical and infrared product lines and provides the Company with the ability to apply Aeromet's technology to L-3's current ISR products; and

•	All of the outstanding common stock of the avionics systems (Avionics Systems) business of Goodrich Corporation, on March 28, 2003. Avionics Systems develops and manufactures innovative avionics solutions for substantially all segments of the aviation market, and sells its products to the military, business jet, general aviation, rotary wing aircraft and air transport markets. The acquisition provides the Company with enhanced manufacturing capabilities, expanded marketing expertise, an expanded distribution network and increased efficiencies in research and development initiatives, which the Company expects to use to sell its avionics portfolio, including advanced displays, aviation recorders, transponders, collision avoidance and proximity awareness products. Avionics Systems also provides a unique set of products to add to the Company's existing product line for the commercial air transport, business jet and military aircraft markets.

Based on preliminary purchase price allocations, the goodwill recognized for the acquisitions of MAS, Klein, Aeromet, Avionics Systems and certain defense and aerospace assets of IPICOM was $311,901 and goodwill of approximately $281,000 is expected to be deductible for income tax purposes. Goodwill of $43,068 was assigned to the Secure Communication & ISR segment, $244,849 was assigned to the Aircraft Modernization, O&M and Products segment and $23,984 was assigned to the Specialized Products segment.

Aircraft Integration Systems.    On March 8, 2002, the Company acquired the assets of Aircraft Integration Systems (AIS), a division of Raytheon Company (Raytheon), for approximately $1,148,700 in cash, which includes $1,130,000 for the original contract purchase price, and an increase to the contract

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

purchase price of approximately $18,700 related to additional net assets received at closing, plus acquisition costs. Following the acquisition, the Company changed AIS's name to L-3 Communications Integrated Systems (IS). The purchase price is subject to adjustment based on the IS closing date net tangible book value, as defined in the asset purchase agreement. The acquisition was financed using approximately $229,000 of cash on hand, borrowings under the Company's senior credit facilities of $420,000 and a $500,000 senior subordinated bridge loan (See Note 8). The Company acquired IS because it is a long-standing supplier of critical COMINT, SIGINT and unique sensor systems for special customers within the U.S. Government. The Company believes that IS has excellent operating prospects as its major customers increasingly focus on intelligence gathering and information distribution to the battlefield. The Company also believes there are significant opportunities to apply its proven business integration and cost control skills to further enhance IS's operating and financial performance. The Company also believes that IS creates significant opportunities for the sale of the Company's secure communications and aviation products, including communication links, signal processing, antennas, data recorders, displays and traffic control and collision avoidance systems.

The Company is continuing its discussions with Raytheon Company (Raytheon) regarding the adjustment of the purchase price for the acquisition of AIS. The AIS purchase price submitted by Raytheon to the Company amounted to approximately $1,163,000. The Company believes that, in accordance with the terms of the AIS asset purchase agreement concerning the closing date balance sheet, the purchase price for AIS submitted by Raytheon should be reduced by $100,000 to $1,063,000. In accordance with the asset purchase agreement, the Company and Raytheon have begun the formal process to settle the disagreement and engage a neutral accountant to arbitrate the final purchase price. Any amount received by the Company for a reduction to the AIS purchase price will be reported as a reduction to goodwill.

Detection Systems.    On June 14, 2002, the Company completed the acquisition of the detection systems business of PerkinElmer (Detection Systems) for $110,000 in cash, which includes $100,000 for the original contract purchase price, and an increase to the contract purchase price of $10,000 related to a preliminary purchase price adjustment, plus acquisition costs. The purchase price is subject to final adjustment based on closing date net working capital, as defined. Detection Systems offers X-ray screening for several major security applications, including: (1) aviation systems for checked and oversized baggage, break bulk cargo and air freight; (2) port and border applications including pallets, break bulk and air freight; and (3) facility protection such as parcels, mail and cargo. Detection Systems has a broad range of systems and technology, and an installed base of over 16,000 units. Detection Systems' customer base includes major airlines and airports, a number of domestic agencies, such as the U.S. Customs Service, U.S. Marshals Service, U.S. Department of Agriculture and U.S. Department of State, and international authorities throughout Europe, Asia and South America. The acquisition broadens the Company's capabilities and product offerings in the rapidly growing areas of airport security and other homeland defense markets, including explosive detection systems (EDS). The acquisition provides the Company with enhanced manufacturing and marketing capabilities, which will be used as the Company works to meet growing demand for its EDS products. Based on the final purchase price allocation for Detection Systems, goodwill of $69,225 was assigned to the Specialized Products segment and is not expected to be deductible for income tax purposes.

Telos, ComCept and TMA.    During the third quarter of 2002, in separate transactions, the Company acquired three businesses for an aggregate purchase price of $105,824, which was comprised of $90,248 in cash, 339,008 shares of L-3 Holdings common stock for part of the ComCept purchase price valued at $15,576, plus acquisition costs. The aggregate purchase price includes net purchase price increases of $1,891 based on closing date balance sheets of the acquired businesses and $6,969 of additional purchase price based on the financial performance of the acquired businesses for various 12-month periods ending in 2003. The Company acquired:

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

•	all of the outstanding common stock of Telos Corporation (Telos), a business incorporated in California, which provides software development for command, control and communications and other related services for military and national security requirements, on July 19, 2002;

•	all of the outstanding common stock of ComCept, Inc. (ComCept), a company with network-centric warfare capabilities, including requirements development, modeling, simulation, communications and systems development and integration for ISR, on July 31, 2002. This acquisition is subject to additional consideration not to exceed 109,544 shares of L-3 Holdings common stock which is contingent upon the financial performance of ComCept for the fiscal year ending June 30, 2004; and which will be accounted for as goodwill; and

•	all of the outstanding common stock of Technology, Management and Analysis Corporation (TMA), a provider of professional services to the DoD, primarily in support of the Naval surface and combat fleet, on September 23, 2002. The core competencies of TMA include engineering, logistics, ship test and trials, network engineering and support and hardware and software products.

Based on the final purchase price allocations, the goodwill recognized for the acquisitions of Telos, ComCept and TMA was $95,053, of which $41,771 is expected to be deductible for income tax purposes. Goodwill of $29,003 was assigned to the Secure Communications & ISR segment and $66,050 was assigned to the Training, Simulation & Government Services segment.

Northrop Grumman's Electron Devices and Displays-Navigation Systems-San Diego Businesses, Wolf Coach Inc., International Microwave Corporation, Westwood Corporation, Wescam Inc. and Ship Analytics, Inc.    During the fourth quarter of 2002, in separate transactions, the Company acquired seven businesses for an aggregate purchase price of $346,487 in cash plus acquisition costs. The aggregate purchase price includes net purchase price increases of $2,043 based on closing date balance sheets of the acquired businesses and $5,678 of additional purchase price based on the financial performance of the acquired businesses for the year ended December 31, 2003. The Company acquired:

•	the net assets of Northrop Grumman's Electron Devices and Displays-Navigation Systems-San Diego businesses on October 25, 2002. Electron Devices is a supplier of microwave power devices to all major prime contractors on key military programs, including missile seekers, aircraft navigation and landing systems, airborne and ground radar's and electronic warfare and communications systems. Following the acquisition, the Company changed Electron Devices name to L-3 Communications Electron Devices (Electron Devices). Displays-Navigation Systems is a supplier of ruggedized displays and computer and electronic systems for both military and commercial applications. Following the acquisition, the Company changed Displays-Navigation Systems' name to L-3 Communications Ruggedized Command and Control Solutions (Ruggedized Command & Control);

•	all of the outstanding common stock of Wolf Coach, Inc. (Wolf Coach), a producer of mobile communications vehicles, for customers in the television industry, the military and for the homeland defense market, on November 1, 2002. The acquisition is subject to additional purchase price not to exceed $2,700 which is contingent upon the financial performance of Wolf Coach for the years ending December 31, 2004 and 2005, and which will be accounted for as goodwill;

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

•	all of the outstanding common stock of International Microwave Corporation (IMC), a global communications company that provides wireless communications, network support services, information technology, defense communications and enhanced surveillance systems, on November 8, 2002;

•	all of the outstanding common stock of Westwood Corporation (Westwood), a supplier of shipboard power control, switchgear and power distribution systems to the United States Navy, Army, Air Force and Coast Guard, on November 13, 2002;

•	all of the outstanding common stock of Wescam Inc. (Wescam), a designer and manufacturer of systems for defense applications that capture images from mobile platforms and transmit them in real time to tactical command centers for interpretation and for commercial broadcast applications to production facilities; and

•	all of the outstanding common stock of Ship Analytics, Inc (Ship Analytics), a producer of crisis management software, providing command and control for homeland security applications, on December 19, 2002. Ship Analytics also designs, manufactures and operates real-time simulation systems for critical shipboard operations for commercial maritime and naval customers. The acquisition is subject to additional purchase price not to exceed $9,000 which is contingent upon the financial performance of Ship Analytics for the years ending December 31, 2004 and 2005, and which will be accounted for as goodwill.

Based on the final purchase price allocations, the goodwill recognized for the acquisitions of Electron Devices, Ruggedized Command & Control, Wolf Coach, IMC, Westwood, Wescam and Ship Analytics was $237,946, of which $40,606 is expected to be deductible for income tax purposes. Goodwill of $194,907 was assigned to the Specialized Products segment and $43,039 was assigned to the Training, Simulation & Government Services segment.

KDI, EER, Spar Aerospace, Emergent, BT Fuze and SY Technology.    During 2001, in separate transactions, the Company acquired six businesses for an aggregate purchase price of $501,694 in cash plus acquisition costs. The aggregate purchase price includes net purchase price increases of $9,551 based on closing date balance sheets of the acquired businesses and $9,800 of additional purchase price based on the financial performance of the acquired businesses for the years ended December 31, 2002 and 2003. The Company acquired:

•	all of the outstanding common stock of KDI Precision Products (KDI) on May 4, 2001;

•	all of the outstanding common stock of EER Systems (EER) on May 31, 2001;

•	all of the outstanding common stock of Spar Aerospace Limited (Spar), a leading provider of high-end aviation product modernization;

•	all of the outstanding common stock of Emergent Government Services Group (Emergent), a provider of engineering and information services to the U.S. Air Force, Army, Navy and intelligence agencies, on November 30, 2001. Following the acquisition, the Company changed Emergent's name to L-3 Communications Analytics (L-3 Analytics);

•	the net assets of Bulova Technologies, a producer of military fuzes that prevent the inadvertent firing and detonation of weapons during handling, on December 19, 2001. Bulova Technologies was later renamed BT Fuze Products (BT Fuze); and

•	the net assets of SY Technology, Inc. (SY), a provider of air warfare simulation services, on December 31, 2001.

Additionally, during the years ended December 31, 2003, 2002 and 2001, the Company purchased other businesses, which individually and in the aggregate were not material to the Company's consolidated results of operations, financial position or cash flows in the year acquired.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

Substantially all of the acquisitions were initially financed with cash on hand or borrowings under the Company's bank credit facilities.

All of the Company's acquisitions have been accounted for as purchase business combinations and are included in the Company's results of operations from their respective effective dates. The assets and liabilities recorded in connection with the purchase price allocations for the acquisitions of Avionics Systems, Aeromet, Klein, MAS, Vertex and certain defense and aerospace assets of IPICOM are based upon preliminary estimates of fair values for contracts in process, inventories, estimated costs in excess of billings to complete contracts in process, identifiable intangibles, plant and equipment, litigation liabilities and deferred income taxes. Actual adjustments will be based on the final purchase prices and final appraisals and other analyses of fair values which are in process. The Company expects to complete the purchase price allocations in 2004. The Company does not expect the differences between the preliminary and final purchase price allocations for these acquisitions to be material.

Unaudited Pro Forma Statement of Operations Data

Assuming the business acquisitions the Company completed during 2003 and the related financing transactions occurred on January 1, 2003, the unaudited pro forma sales, net income and diluted earnings per share would have been approximately $5,817,700, $298,100 and $2.90, respectively, for the year ended December 31, 2003.

Assuming the business acquisitions the Company completed during 2003 and 2002 and the related financing transactions occurred on January 1, 2002, the unaudited pro forma sales, net income and diluted earnings per share would have been approximately $5,474,500, $174,100 and $1.77, respectively, for the year ended December 31, 2002.

Assuming the business acquisitions the Company completed during 2002 and the related financing transactions occurred on January 1, 2002, the unaudited pro forma sales, net income and diluted earnings per share would have been approximately $4,699,100, $167,800 and $1.71, respectively, for the year ended December 31, 2002.

Assuming the business acquisitions the Company completed during 2002 and 2001 and the related financing transactions occurred on January 1, 2001, the unaudited pro forma sales, net income and diluted earnings per share would have been approximately $4,139,600, $113,900 and $1.21, respectively, for the year ended December 31, 2001.

The pro forma results disclosed in the preceding paragraphs are based on various assumptions and are not necessarily indicative of the result of operations that would have occurred had the Company completed the acquisitions and the related financing transactions on January 1, 2001, January 1, 2002 and January 1, 2003.

Divestiture and Other Transactions

On May 31, 2001, the Company sold a 30% interest in Aviation Communications and Surveillance Systems LLC (ACSS) which comprised the Company's TCAS business to Thales Avionics, a wholly owned subsidiary of Thales (formerly Thomson-CSF), for $75,206 of cash. L-3 continues to consolidate the financial statements of ACSS.

Interest and other income for the year ended December 31, 2003 includes net losses of $1,292 from equity-method investments and a loss of $2,180 in connection with the sale of the commercial broadband test equipment assets of the Celerity business. The net proceeds from the sale were $8,795 and are included in Proceeds from Sale of Businesses in investing activities on the Statement of Cash Flows. Interest and other income for the year ended December 31, 2001 includes a gain of $6,966 from the sale

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(continued)
(Dollars in thousands, except per share data)

of a 30% interest in ACSS which was largely offset by a $6,341 write-down in the carrying amount of an investment in common stock. Also included in interest and other income for 2001 is a charge of $515 to account for the increase, in accordance with SFAS No. 133, in the fair value assigned to the embedded derivatives in L-3 Holdings' $420,000 4% Senior Subordinated Contingent Debt Securities due 2011 sold in the fourth quarter of 2001, and a loss of $751 from an equity method investment.

In March 2001, the Company settled certain items with a third party provider related to an existing services agreement. In connection with the settlement, L-3 received a net cash payment of $14,200. The payment represents a credit for fees being paid over the term of the services agreement and incremental costs incurred by the Company over the same period arising from performance deficiencies under the services agreement. These incremental costs include additional operating costs for material management, vendor replacement, rework, warranty, manufacturing and engineering support, and administrative activities. The $14,200 cash receipt was recorded as a reduction of costs and expenses in 2001.

4.    Contracts in Process

The components of contracts in process are presented in the table below. The unbilled contract receivables, inventoried contract costs and unliquidated progress payments are principally related to contracts with the U.S. Government and prime contractors or subcontractors of the U.S. Government.

	December 31,
	2003	2002
Billed receivables, less allowances of $25,221 and $12,801	$637,254	$568,382
Unbilled contract receivables	676,604	490,678
Less: unliquidated progress payments	(193,672)	(171,457)
Unbilled contract receivables, net	482,932	319,221
Inventoried contract costs, gross	368,342	320,043
Less: unliquidated progress payments	(17,624)	(13,507)
Inventoried contract costs, net	350,718	306,536
Inventories at lower of cost or market	144,444	123,854
Total contracts in process	$1,615,348	$1,317,993

The Company believes that approximately 84% of the unbilled contract receivables at December 31, 2003 will be billed and collected within one year.

The table below presents a summary of SG&A, IRAD and B&P costs included in inventoried contract costs and the changes to them, including amounts used in the determination of cost of sales for "Contracts, primarily U.S. Government." The cost data in the tables below do not include the SG&A and research and development expenses for the Company's businesses that are primarily not U.S. government contractors, which are separately presented on the statements of operations under costs and expenses for "Commercial, primarily products" and expensed as incurred.

	Year Ended December 31,
	2003	2002	2001
Balance in inventoried contract costs at beginning of period	$52,253	$19,970	$24,396
Add: Acquired inventoried contract costs	–	34,417	1,575
Incurred costs(1)	496,461	429,386	298,317
Less: Amounts included in cost of sales	(509,314)	(431,520)	(304,318)
Balance in inventoried contract costs at end of period	$39,400	$52,253	$19,970

(1)	Incurred costs include IRAD and B&P costs of $135,761, $125,108, and $81,019 for the years ended December 31, 2003, 2002 and 2001, respectively.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

5.    Goodwill and Other Intangible Assets

Effective January 1, 2002, the Company ceased recording goodwill amortization expense and began testing goodwill for impairment based on estimated fair values at the beginning of the year using a discounted cash flows valuation. Based on the estimated fair values of the Company's reporting units as of January 1, 2002, the goodwill for certain space and broadband commercial communications businesses included in the Specialized Products segment was impaired. In the first quarter of 2002, the Company completed its valuation of the assets and liabilities for these businesses and has recorded an impairment charge of $24,370, net of a $6,428 income tax benefit. The impairment charge was recorded as a cumulative effect of a change in accounting principle effective January 1, 2002, in accordance with the adoption provisions of SFAS No. 142.

The table below presents net income and basic and diluted EPS for the year ended December 31, 2003 and 2002 compared with those amounts for the same period in 2001, adjusted to exclude goodwill amortization, net of income taxes for 2001.

	Year ended December 31,
	2003	2002	2001
Reported income before cumulative effect of a change in accounting principle	$277,640	$202,467	$115,458
Add: Goodwill amortization, net of income taxes and minority interest	—	—	33,899
Adjusted income before cumulative effect of a change in accounting principle	$277,640	$202,467	$149,357
Adjusted net income	$277,640	$178,097	$149,357
Basic EPS:
Reported before cumulative effect of a change in accounting principle	$2.89	$2.33	$1.54
Goodwill amortization, net of income tax and minority interest	—	—	0.45
Adjusted before cumulative effect of a change in accounting principle	$2.89	$2.33	$1.99
Adjusted net income	$2.89	$2.05	$1.99
Diluted EPS:
Reported before cumulative effect of a change in accounting principle	$2.71	$2.18	$1.47
Goodwill amortization, net of income tax and minority interest	—	—	0.40
Adjusted before cumulative effect of a change in accounting principle	$2.71	$2.18	$1.87
Adjusted net income	$2.71	$1.93	$1.87

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

Goodwill.    The table below presents the changes in goodwill allocated to the reportable segments during the year ended December 31, 2003. During 2003, the Company reclassified the goodwill from the Microdyne acquired businesses among its reportable segments to the reportable segments where the goodwill is tested for impairment.

	Secure Communications & ISR	Training Simulation & Government Services	Aircraft Modernization, O&M and Products	Specialized Products	Consolidated Total
Balance January 1, 2003	$722,135	$473,959	$620,289	$978,165	$2,794,548
Acquisitions	50,724	14,823	730,529	65,987	862,063
Reclassifications	(45,979)	22,869	—	23,110	—
Sale of businesses	—	—	—	(4,175)	(4,175)
Balance December 31, 2003	$726,880	$511,651	$1,350,818	$1,063,087	$3,652,436

Identifiable Intangible Assets.    The gross carrying amount and accumulated amortization balances of the Company's identifiable intangible assets that are subject to amortization are presented in the tables below. The Company has no indefinite-lived identifiable intangible assets.

	December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Identifiable intangible assets that are subject to amortization:
Customer relationships	$154,770	$6,519	$148,251
Technology	14,500	2,325	12,175
Non-compete agreements	2,000	270	1,730
Total	$171,270	$9,114	$162,156

	December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Identifiable intangible assets that are subject to amortization:
Customer relationships	$80,826	$600	$80,226
Technology	9,825	1,844	7,981
Non-compete agreements	2,000	60	1,940
Total	$92,651	$2,504	$90,147

The Company recorded amortization expense for its identifiable intangible assets of $6,610 for 2003 and $1,337 for 2002. Based on gross carrying amounts at December 31, 2003, the Company's estimate for identifiable intangible assets amortization expense for the years ending December 31, 2004 through 2008 are presented in the table below.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

Year Ending December 31,	Estimated Amortization Expense
2004	$17,007
2005	$18,678
2006	$17,543
2007	$16,647
2008	$14,247

6.    Other Current Liabilities and Other Liabilities

The components of other current liabilities are presented in the table below.

	December 31,
	2003	2002
Accrued product warranty costs	$41,184	$56,487
Billings and amounts in excess of costs incurred on contracts in process	71,235	45,947
Estimated cost in excess of estimated contract value to complete contracts in process	52,063	25,754
Aggregate purchase price payable for acquired businesses	28,331	13,329
Notes payable and capital lease obligations	9,312	3,380
Deferred revenues	5,826	3,581
Current portion of net deferred gains from terminated interest rate swap agreements	4,246	2,114
Other	49,762	32,824
Total other current liabilities	$261,959	$183,416

The table below presents the changes in the Company's accrued product warranty costs for the year ended December 31, 2003.

Balance January 1, 2003	$56,487
Acquisitions during this period	2,886
Accruals for product warranties issued during the period	21,092
Accruals for product warranties existing before January 1, 2003	8,590
Settlements made during the period	(47,871)
Balance December 31, 2003	$41,184

The components of other liabilities are presented in the table below.

	December 31,
	2003	2002
Non-current portion of net deferred gains from terminated interest rate swap agreements	$29,224	$14,026
Accrued workers compensation	14,549	8,615
Notes payable and capital lease obligations	1,485	8,631
Other non-current liabilities	56,393	34,372
Total other liabilities	$101,651	$65,644

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

7.    Property, Plant and Equipment

	December 31,
	2003	2002
Land	$35,668	$33,876
Buildings and improvements	147,860	121,830
Machinery, equipment, furniture and fixtures	417,978	372,602
Leasehold improvements	138,654	121,814
Gross property, plant and equipment	740,160	650,122
Less: accumulated depreciation and amortization	(220,411)	(191,483)
Property, plant and equipment, net	$519,749	$458,639

Depreciation expense for property, plant and equipment was $77,340 for 2003, $66,230 for 2002, and $40,362 for 2001.

8.    Debt

The components of long-term debt and a reconciliation to the carrying amount of long-term debt are presented in the table below.

	December 31,
	2003	2002
L-3 Communications:
Borrowings under Senior Credit Facilities	$—	$—
8½% Senior Subordinated Notes due 2008	—	180,000
8% Senior Subordinated Notes due 2008	200,000	200,000
7 5/8% Senior Subordinated Notes due 2012	750,000	750,000
6 1/8% Senior Subordinated Notes due 2013	400,000	—
6 1/8% Senior Subordinated Notes due 2014	400,000	—
	1,750,000	1,130,000
L-3 Holdings:
5¼% Convertible Senior Subordinated Notes due 2009	298,370	300,000
4% Senior Subordinated Convertible Contingent Debt Securities due 2011 (CODES)	420,000	420,000
Principal amount of long-term debt	2,468,370	1,850,000
Less: Unamortized discounts	(11,070)	(2,248)
Carrying amount of long-term debt	$2,457,300	$1,847,752

L-3 Communications

At December 31, 2003, the Company's Senior Credit Facilities were comprised of a $500,000 five-year revolving credit facility maturing on May 15, 2006 and a $250,000 364-day revolving facility. On February 24, 2004, the maturity date of the 364-day revolving credit facility was extended to February 22, 2005.

At December 31, 2003, available borrowings under the Company's Senior Credit Facilities were $665,933, after reductions for outstanding letters of credit of $84,067. There were no outstanding borrowings under the Senior Credit Facilities at December 31, 2003.

Borrowings under the Senior Credit Facilities bear interest, at L-3 Communications' option, at either: (i) a "base rate" equal to the higher of 0.50% per annum above the latest federal funds rate and the Bank

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

of America "reference rate" (as defined) plus a spread ranging from 2.00% to 0.50% per annum depending on L-3 Communications' Debt Ratio at the time of determination or (ii) a "LIBOR rate" (as defined) plus a spread ranging from 3.00% to 1.50% per annum depending on L-3 Communications' Debt Ratio at the time of determination. The Debt Ratio is defined as the ratio of Consolidated Total Debt to Consolidated EBITDA. Consolidated Total Debt is equal to outstanding debt plus capitalized lease obligations and the outstanding amount of permitted convertible securities of L-3 Holdings guaranteed by L-3 Communications or its subsidiaries minus the lesser of actual unrestricted cash or $50,000. Consolidated EBITDA is equal to consolidated net income (excluding (i) impairment losses incurred on goodwill and identifiable intangible assets or debt and equity investments, (ii) gains or losses incurred on the retirement of debt, (iii) extraordinary gains or losses, (iv) gains or losses in connection with asset dispositions, and (v) gains or losses from discontinued operations) for the most recent four quarters, plus consolidated interest expense, income taxes, depreciation and amortization minus depreciation and amortization related to minority interest. At December 31, 2003, there were no borrowings outstanding under the Senior Credit Facilities. L-3 Communications pays commitment fees calculated on the daily amounts of the available unused commitments under the Senior Credit Facilities at a rate ranging from 0.50% to 0.30% per annum, depending on L-3 Communications' Debt Ratio in effect at the time of determination. L-3 Communications pays letter of credit fees calculated at a rate ranging from 1.50% to 0.75% per annum for performance letters of credit and 3.00% to 1.50% for all other letters of credit, in each case depending on L-3 Communications' Debt Ratio at the time of determination.

On December 22, 2003, L-3 Communications sold $400,000 of 6 1/8% Senior Subordinated Notes due January 15, 2014 (December 2003 Notes) at a discount of $7,372. The discount was recorded as a reduction to the principal amount of the notes and will be amortized as interest expense over the term of the notes. The effective interest rate of the December 2003 Notes is 6.31% per annum. Interest is payable semi-annually on January 15 and July 15 of each year commencing July 15, 2004. The net cash proceeds from this offering amounted to approximately $391,000 after deducting the discounts, commissions and other offering expenses. The net proceeds from this offering were used to repay $275,000 of borrowings outstanding under the Senior Credit Facilities and to increase cash and cash equivalents. The December 2003 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. On or after January 15, 2009, the December 2003 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, at redemption prices (plus accrued and unpaid interest) starting at 103.063% of the principal amount (plus accrued and unpaid interest) during the 12-month period beginning January 15, 2009 and declining annually to 100% of principal (plus accrued and unpaid interest) on January 15, 2012 and thereafter. Prior to January 15, 2007, L-3 Communications may redeem up to 35% of the December 2003 Notes with the proceeds of certain equity offerings at a redemption price of 106.125% of the principal amount (plus accrued and unpaid interest).

On May 21, 2003, L-3 Communications sold $400,000 of 6 1/8% Senior Subordinated Notes due July 15, 2013 (May 2003 Notes) at a discount of $1,840. The discount was recorded as a reduction to the principal amount of the notes and will be amortized as interest expense over the term of the notes. The effective interest rate of the May 2003 Notes is 6.17% per annum. Interest is payable semi-annually on January 15 and July 15 of each year, commencing July 15, 2003. The net cash proceeds from this offering amounted to approximately $391,100 after deducting discounts, commissions and other offering expenses. The net proceeds from this offering were used to redeem the 8½% Senior Subordinated Notes due 2008 and to increase cash and cash equivalents. The May 2003 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. On or after July 15, 2008, the May 2003 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, at redemption prices (plus accrued and unpaid interest) starting at 103.063% of the principal amount (plus accrued and unpaid interest) during the

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

12-month period beginning July 15, 2008 and declining annually to 100% of principal (plus accrued and unpaid interest) on July 15, 2011 and thereafter. Prior to July 15, 2006, L-3 Communications may redeem up to 35% of the May 2003 Notes with the proceeds of certain equity offerings at a redemption price of 106.125% of the principal amount (plus accrued and unpaid interest).

On May 21, 2003, L-3 Communications initiated a full redemption of all its outstanding $180,000 aggregate principal amount of 8½% Senior Subordinated Notes due 2008 (May 1998 Notes). On June 20, 2003, L-3 Communications purchased and paid cash for all the outstanding May 1998 Notes, including accrued interest. During 2003, L-3 Communications recorded a pre-tax charge of $11,225, comprising of premiums and other transaction costs of $7,795 and $3,430 to write-off the unamortized balance of debt issue costs and the deferred loss on the terminated interest rate swap agreements related to the May 1998 Notes.

In June of 2002, L-3 Communications sold $750,000 of 7 5/8% Senior Subordinated Notes due June 15, 2012 (June 2002 Notes) with interest payable semi-annually on June 15 and December 15 of each year commencing December 15, 2002. The net proceeds from this offering and the concurrent sale of common stock by L-3 Holdings (see Note 10) were used to (i) repay $500,000 borrowed on March 8, 2002, under the Company's senior subordinated bridge loan facility, (ii) repay the indebtedness outstanding under the Company's senior credit facilities, (iii) repurchase and redeem the 10 3/8% Senior Subordinated Notes due 2007 and (iv) increase cash and cash equivalents. The June 2002 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. The June 2002 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after June 15, 2007 at redemption prices (plus accrued and unpaid interest) starting at 103.813% of the principal amount (plus accrued and unpaid interest) during the 12-month period beginning June 15, 2007 and declining annually to 100% of principal (plus accrued and unpaid interest) on June 15, 2010 and thereafter. Prior to June 15, 2005, L-3 Communications may redeem up to 35% of the June 2002 Notes with the proceeds of certain equity offerings at a redemption price of 107.625% of the principal amount (plus accrued and unpaid interest).

In June of 2002, L-3 Communications commenced a tender offer to purchase any and all of its $225,000 aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2007. The tender offer expired on July 3, 2002. On June 25, 2002, L-3 Communications sent a notice of redemption for all of its 10 3/8% Senior Subordinated Notes due 2007 that remained outstanding after the expiration of the tender offer. Upon sending the notice, the remaining notes became due and payable at the redemption price as of July 25, 2002. During 2002, the Company recorded a pre-tax charge of $16,187 ($9,858 after-tax), comprised of premiums, fees and other transaction costs of $12,469 and $3,718 to write-off the remaining balance of unamortized debt issue costs relating to these notes.

In December of 1998, L-3 Communications sold $200,000 of 8% Senior Subordinated Notes due August 1, 2008 (December 1998 Notes) with interest payable semi-annually on February 1 and August 1 of each year commencing February 1, 1999. The December 1998 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. The December 1998 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after August 1, 2003 at redemption prices (plus accrued and unpaid interest) starting at 104% of principal (plus accrued and unpaid interest) during the 12-month period beginning August 1, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on August 1, 2006 and thereafter.

Depending on the interest rate environment the Company may enter into interest rate swap agreements to convert the fixed interest rates on the Company's fixed rate debt obligations to variable interest rates or terminate any existing interest rate swap agreements. At December 31, 2003, the Company does not have any interest rate swap agreements in place. The table below presents the

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

Company's interest rate swap agreements activity through December 31, 2003.

					Cash Proceeds Received at Termination(2)			December 31, 2003

Inception Date	Fixed Rate Debt Obligation	Notional Amount	Average Variable Rate Paid(1)	Termination Date	Interest Expense Reduction(3)	Deferred Gain (Loss)(4)	Total	Cumulative Recognized Deferred Gain (Loss)(5)	Balance of Unamortized Deferred Gain (Loss)(6)
July 2003	$400,000 of 6 1/8 % Senior Subordinated Notes due 2013	$400,000	2.1%	September 2003	$2,687	$8,017	$10,704	$205	$7,812
March 2003	$750,000 of 7 5/8 % Senior Subordinated Notes due 2012	$200,000	4.4%	June 2003	1,578	6,727	8,305	405	6,322
January 2003	$750,000 of 7 5/8 % Senior Subordinated Notes due 2012	$200,000	4.0%	March 2003	1,202	5,238	6,440	448	4,790
June 2002	$750,000 of 7 5/8 % Senior Subordinated Notes due 2012	$200,000	4.1%	September 2002	1,762	12,173	13,935	1,567	10,606
November 2001	$180,000 of 8½ % Senior Subordinated Notes due 2008	$180,000	5.3%	August 2002	1,186	(559)	627	(559)	—
July 2001	$200,000 of 8% Senior Subordinated Notes due 2008	$200,000	3.9%	June 2002	3,446	5,229	8,675	1,289	3,940
					$11,861	$36,825	$48,686	$3,355	$33,470

(1)	Represents the average variable interest rate L-3 paid prior to the termination of the interest rate swap agreement.

(2)	Cash proceeds received at termination are included in cash from operating activities on L-3's statement of cash flows in the period received.

(3)	Represents interest savings earned for the period prior to the termination of the interest rate swap agreements.

(4)	Represents the future value of the interest rate swap agreements at termination date, which is being amortized over the remaining term of the underlying debt instrument.

(5)	Represents the cumulative amount of deferred gain recognized as a reduction to interest expense through December 31, 2003.

(6)	The current portion of unamortized deferred gains at December 31, 2003, aggregating $4,246, is included in other current liabilities. The remaining $29,224 is included in other liabilities.

L-3 Holdings

On December 22, 2003, L-3 Holdings announced a full redemption of $300,000 of its 5.25% Convertible Senior Subordinated Notes due 2009 (Convertible Notes), which expired on January 9, 2004. At December 31, 2003, holders of approximately $1,630 of the Convertible Notes had exercised their conversion rights and converted such notes into 40,000 shares of L-3 Holdings common stock. On January 9, 2004, holders of $298,183 of the Convertible Notes exercised their conversion rights and converted such notes into 7,317,327 shares of L-3 Holdings common stock. The remaining $187 of Convertible Notes were redeemed on January 12, 2004 for cash. As a result of these conversions and redemptions, L-3's principal amount of long-term debt decreased by $298,370 and shareholders' equity increased by $292,334 in January 2004 compared to December 31, 2003.

In the fourth quarter of 2001, L-3 Holdings sold $420,000 of 4% Senior Subordinated Convertible Contingent Debt Securities (CODES) due September 15, 2011. The net proceeds from this offering amounted to approximately $407,200 after underwriting discounts and commissions and other offering expenses. Interest is payable semi-annually on March 15 and September 15 of each year commencing March 15, 2002. The CODES are convertible into L-3 Holdings' common stock at a conversion price of $53.813 per share (7,804,878 shares) under any of the following circumstances: (i) during any Conversion Period (defined below) if the closing sales price of the common stock of L-3 Holdings is more than 120% of the conversion price ($64.58) for at least 20 trading days in the 30 consecutive trading-day period ending on the first day of the respective Conversion Period; (ii) during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices for the CODES was less than 105% of the conversion value; (iii) if the credit ratings assigned to the CODES by either Moody's or Standard & Poor's are below certain specified ratings, (iv) if they have been called for

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

redemption by the Company, or (v) upon the occurrence of certain specified corporate transactions. A Conversion Period is the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day of the immediately following fiscal quarter. There are four Conversion Periods in each fiscal year. The CODES are subject to redemption at any time at the option of L-3 Holdings, in whole or in part, on or after October 24, 2004 at redemption prices (plus accrued and unpaid interest — including contingent interest) starting at 102% of principal (plus accrued and unpaid interest — including contingent interest) during the 12 month period beginning October 24, 2004 and declining annually to 100% of principal (plus accrued and unpaid interest — including contingent interest) on September 15, 2006. The CODES are general unsecured obligations of L-3 Holdings and are subordinated in right of payment to all existing and future senior debt of L-3.

Additionally, holders of the CODES have a right to receive contingent interest payments, not to exceed a per annum rate of 0.5% of the outstanding principal amount of the CODES, which will be paid on the CODES during any six-month period following a six-month period in which the average trading price of the CODES exceeds 120% of the principal amount of the CODES. The contingent interest payment provision was triggered for the period beginning September 15, 2002 to March 14, 2003 and resulted in additional interest for that period of $840.

The contingent interest payment provision as well as the ability of the holders of the CODES to exercise the conversion features as a result of changes in the credit ratings assigned to the CODES have been accounted for as embedded derivatives. The initial aggregate fair values assigned to the embedded derivatives was $2,544, which was also recorded as a discount to the CODES. The carrying values assigned to the embedded derivatives were recorded in other liabilities and are adjusted periodically through other income (expense) for changes in their fair values.

Covenants

The Senior Credit Facilities, Senior Subordinated Notes and CODES agreements contain financial and other restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets, or pay cash dividends. The Company's most restrictive covenants are contained in the Senior Credit Facilities, as amended. The covenants require that (i) the Company's Debt Ratio be less than or equal to 4.25 for quarters ending September 30, 2003 through June 30, 2004, 4.00 for quarters ending September 30, 2004 through June 30, 2005 and 3.50 for quarters ending September 30, 2005 and thereafter, (ii) the Company's Senior Debt Ratio be less than or equal to 2.50 to 1.0 and (iii) the Company's Interest Coverage Ratio be greater than or equal to 3.00. The Senior Debt Ratio is defined as the ratio of Consolidated Senior Debt to Consolidated EBITDA. Consolidated Senior Debt is defined as Consolidated Total Debt other than subordinated debt. The Interest Coverage Ratio is equal to the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense. Consolidated Cash Interest Expense is equal to interest expense less the amortization of deferred debt issue costs included in interest expense. For purposes of calculating the financial covenants under the Senior Credit Facilities, the CODES are considered debt of L-3 Communications. The Senior Credit Facilities also limit the payment of dividends by L-3 Communications to L-3 Holdings except for payment of franchise taxes, fees to maintain L-3 Holdings' legal existence, income taxes up to certain amounts, interest accrued on the CODES or to provide for operating costs of up to $1,000 annually. Under the covenant, L-3 Communications may also pay permitted dividends to L-3 Holdings:

•	in an amount not to exceed $25,000 in any fiscal quarter, so long as no default or event of default has occurred and is continuing;

•	in an amount not to exceed $200,000 to permit L-3 Holdings to repurchase its common stock, so long as those dividends are paid with the net proceeds of additional subordinated indebtedness issued by L-3 Communications after January 1, 2004. L-3 Holdings may repurchase its common

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

stock in an amount not to exceed $200,000, whether from the proceeds of dividends from L-3 Communications or of issuances of permitted convertible securities or capital stock of L-3 Holdings; and

•	in an amount not to exceed $10,000 in any fiscal year to fund certain repurchases of common stock of L-3 Holdings from beneficiaries of equity compensation plans of L-3 Communications, L-3 Holdings or their subsidiaries. L-3 Holdings may make further payments of up to $2,000 from the proceeds of issuances of its common stock to repurchase common stock held by management.

The Senior Credit Facilities contain cross default provisions that are triggered when a payment default occurs or certain other defaults occur that would allow the acceleration of indebtedness, guarantee obligations or certain other agreements of L-3 Communications or its subsidiaries in an aggregate amount of at least $15,000 and those defaults have not been cured after 10 days. The Senior Subordinated Notes and CODES indentures contain cross acceleration provisions that are triggered when holders of the indebtedness of L-3 Holdings, L-3 Communications or their restricted subsidiaries (or the payment of which is guaranteed by such entities) accelerate at least $10,000 in aggregate principal amount of those obligations.

Subordination and Guarantees

In connection with the Senior Credit Facilities, the Company has granted the lenders a first priority lien on the stock of L-3 Communications and substantially all of its material domestic subsidiaries. The Company is also required to grant the lenders a first priority lien on up to 65% of the stock of any material foreign subsidiary that is directly held by L-3 Communications or its domestic subsidiaries. The borrowings under the Senior Credit Facilities are guaranteed by L-3 Holdings and by substantially all of the material domestic subsidiaries of L-3 Communications on a senior basis. The payment of principal and premium, if any, and interest on the Senior Subordinated Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by substantially all of L-3 Communications' restricted subsidiaries other than its foreign subsidiaries. The guarantees of the Senior Subordinated Notes are junior to the guarantees of the Senior Credit Facilities and rank pari passu with each other and the guarantees of the CODES. The CODES are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by L-3 Communications and substantially all of its restricted subsidiaries other than its foreign subsidiaries. These guarantees rank junior to the guarantees of the Senior Credit Facilities and rank pari passu with each other and the guarantees of the Senior Subordinated Notes.

9.    Financial Instruments

Fair Value of Financial Instruments.    The Company's financial instruments consist primarily of cash and cash equivalents, billed receivables, debt securities, equity securities, trade accounts payable, customer advances, Senior Credit Facilities, Senior Subordinated Notes, Convertible Notes, CODES, foreign currency forward contracts, interest rate swap agreements and embedded derivatives related to the issuance of the CODES. The carrying amounts of cash and cash equivalents, billed receivables, trade accounts payable, Senior Credit Facilities, and customer advances are representative of their respective fair values because of the short-term maturities or expected settlement dates of these instruments. The Company's investments are stated at fair value, which is based on quoted market prices for investments which are readily marketable securities, and estimated fair value for nonreadily marketable securities which is generally equal to historical cost, except for those that have experienced other-than-temporary impairments. Adjustments to the fair value of investments, which are classified as available-for-sale, are recorded, as an increase or decrease in shareholders' equity and are included as a component of accumulated other comprehensive income, except for other-than-temporary impairment losses, which are

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

included in income from continuing operations. The Senior Subordinated Notes are registered, unlisted public debt which are traded in the over-the-counter market and their fair values are based on quoted trading activity. The fair values of the Convertible Notes and CODES are based on quoted prices for the same or similar issues. The fair values of foreign currency forward contracts were estimated based on exchange rates at December 31, 2003 and 2002. The fair values of the embedded derivatives were estimated by discounting expected cash flows using quoted market interest rates. The carrying amounts and estimated fair values of the Company's financial instruments are presented in the table below.

	December 31,
	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Investments in equity securities accounted for using the equity method	$15,780	$15,780	$8,481	$8,481
Investments in equity securities accounted for using the cost method	4,133	4,133	16,140	16,140
Securities available-for-sale	100	100	100	100
Senior Subordinated Notes	1,740,923	1,775,375	1,130,000	1,170,500
Convertible Notes	298,370	375,946	300,000	385,500
CODES	418,007	460,950	417,752	469,350
Foreign currency forward contracts	1,153	1,153	(454)	(454)
Embedded derivatives	(2,666)	(2,666)	(3,087)	(3,087)

Interest Rate Risk Management.    The Company had previously entered into interest rate swap agreements on certain of its Senior Subordinated Notes to take advantage of variable interest rates, which were lower than the fixed rates on those notes. These swap agreements exchanged the fixed interest rate for a variable interest rate on a notional amount equal to either a portion or the entire principal amount of the related notes, were denominated in U.S. dollars and had designated maturities which occurred on the interest payment dates of the related Senior Subordinated Notes. Cash payments received from or paid to the counterparties on the interest rate swap agreements are the difference between the amount that the fixed interest rates are greater than or less than the variable contract rates on the designated maturity dates, multiplied by the notional amounts underlying the respective interest rate swap agreements. Cash payments or receipts between the Company and counterparties were recorded as a component of interest expense. The Company manages exposure to counterparty credit risk by entering into the interest rate swap agreements only with major financial institutions that are expected to fully perform under the terms of such agreements. The notional amounts are used to measure the volume of these agreements and do not represent exposure to credit loss. There were no outstanding interest rate swap agreements at December 31, 2003 and 2002.

Foreign Currency Exchange Risk Management.    Some of the Company's U.S. and foreign operations have contracts with customers which are denominated in currencies other than the functional currencies of those operations. To mitigate the risk associated with certain of these contracts denominated in foreign currency, the Company has entered into foreign currency forward contracts. The Company's activities involving foreign currency forward contracts are designed to hedge the foreign denominated cash paid or received, primarily Euro, British Pound and U.S. dollar. The Company manages exposure to counterparty credit risk by entering into foreign currency forward contracts only with major financial institutions that are expected to fully perform under the terms of such contracts. The notional amounts are used to measure the volume of these contracts and do not represent exposure to foreign currency losses.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

Information with respect to foreign currency forward contracts is presented in the table below.

	December 31,
	2003		2002
	Notional Amount	Unrealized Gain	Notional Amount	Unrealized (Loss)
Foreign currency forward contracts	$71,390	$1,153	$6,048	$(454)

10.    L-3 Holdings Common Stock

On January 26, 2004, L-3 Holdings announced that its Board of Directors had declared its first quarterly cash dividend of $0.10 per share, payable March 15, 2004, to shareholders of record at the close of business on February 17, 2004. On February 17, 2004, L-3 Holdings had 105,227,879 shares of common stock outstanding.

On June 28, 2002, L-3 Holdings sold 14,000,000 shares of its common stock in a public offering for $56.60 per share. Upon closing, L-3 Holdings received net proceeds after deducting discounts, commissions and other offering expenses of $766,780. The net proceeds from this sale, which were contributed to L-3 Communications, and the concurrent sale of senior subordinated notes by L-3 Communications (See Note 8) were used to (i) repay $500,000 borrowed on March 8, 2002, under the Company's senior subordinated bridge loan facility, (ii) repay the indebtedness outstanding under the Company's Senior Credit Facilities, (iii) repurchase and redeem the 10 3/8% Senior Subordinated Notes due 2007 and (iv) increase cash and cash equivalents.

On April 23, 2002, the Company announced that its Board of Directors authorized a two-for-one stock split on all shares of L-3 Holdings common stock. The stock split entitled all shareholders of record at the close of business on May 6, 2002 to receive one additional share of L-3 Holdings common stock for every share held on that date. The additional shares were distributed to shareholders in the form of a stock dividend on May 20, 2002. Upon completion of the stock split, L-3 Holdings had approximately 80 million shares of common stock outstanding. All of L-3 Holdings' historical share and earnings per share (EPS) data have been restated to give effect to the stock split.

On April 23, 2002, the Company's shareholders approved an increase in the number of authorized shares of L-3 Holdings common stock from 100,000,000 to 300,000,000 and an increase in the number of authorized shares of L-3 Holdings preferred stock from 25,000,000 to 50,000,000.

On June 29, 2001, the Company established the L-3 Communications Corporation Employee Stock Purchase Plan (ESPP) and registered 3,000,000 shares of L-3 Holdings common stock, which may be purchased by employees of L-3 Communications Corporation, its U.S. subsidiaries and certain of its foreign subsidiaries through payroll deductions. In general, an eligible employee who participates in the ESPP may purchase L-3 Holdings' common stock at a fifteen percent discount. The ESPP is not subject to the Employment Retirement Income Security Act of 1974, as amended. The Company received $26,384, $17,478 and $4,861 of employee contributions for the ESPP in 2003, 2002 and 2001, respectively. These contributions were recorded as a component of shareholders' equity in the consolidated balance sheet. L-3 Holdings issued 603,599 shares in 2003 and 352,054 shares in 2002 of its common stock to the trustee of the ESPP. In January 2004, the Company issued 365,019 shares of L-3 Holdings' common stock to the trustee of the ESPP relating to contributions received during the period July 1, 2003 to December 31, 2003.

On May 2, 2001, L-3 Holdings sold 13,800,000 shares of common stock in a public offering for $40.00 per share. L-3 Holdings sold 9,150,000 shares and other selling stockholders, including affiliates of Lehman Brothers Inc., sold 4,650,000 secondary shares. Upon closing, L-3 Holdings received net proceeds after underwriting discounts and commissions and other offering expenses of $353,622. The net proceeds

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

were contributed to L-3 Communications and were used to repay borrowings under the Senior Credit Facilities, pay for the KDI and EER acquisitions and to increase cash and cash equivalents.

11.    Accumulated Other Comprehensive Loss

The changes in the Company's accumulated other comprehensive balances for each of the three years ended December 31, 2003 are presented in the table below.

	Foreign currency translation adjustments	Unrealized gains (losses) on securities	Unrealized gains (losses) on hedging instruments	Minimum pension liability adjustments	Accumulated other comprehensive loss
Balance at January 1, 2001	$(2,584)	$(3,698)	$—	$(890)	$(7,172)
Period change	(268)	3,452	(163)	(19,519)	(16,498)
Balance at December 31, 2001	(2,852)	(246)	(163)	(20,409)	(23,670)
Period change	65	—	(114)	(45,580)	(45,629)
Balance at December 31, 2002	(2,787)	(246)	(277)	(65,989)	(69,299)
Period change	(245)	—	896	(4,189)	(3,538)
Balance at December 31, 2003	$(3,032)	$(246)	$619	$(70,178)	$(72,837)

12.    L- 3 Holdings Earnings Per Share

A reconciliation of basic and diluted earnings per share (EPS) is presented in the table below.

	Year Ended December 31,
	2003	2002	2001
Basic:
Income before cumulative effect of a change in accounting principle	$277,640	$202,467	$115,458
Cumulative effect of a change in accounting principle, net of income taxes	—	(24,370)	—
Net income	$277,640	$178,097	$115,458
Weighted average common shares outstanding	96,022	86,943	74,880
Basic earnings per share before cumulative effect of a change in accounting principle	$2.89	$2.33	$1.54
Basic earnings per share	$2.89	$2.05	$1.54
Diluted:
Income before cumulative effect of a change in accounting principle	$277,640	$202,467	$115,458
After-tax interest expense savings on the assumed conversion of Convertible Notes	9,549	10,316	10,502
Income before cumulative effect of a change in accounting principle, including assumed conversion of Convertible Notes	287,189	212,783	125,960
Cumulative effect of a change in accounting principle, net of income taxes	—	(24,370)	—
Net income, including assumed conversion of Convertible Notes	$287,189	$188,413	$125,960
Common and potential common shares:
Weighted average common shares outstanding	96,022	86,943	74,880
Assumed exercise of stock options	7,573	7,750	7,692
Assumed purchase of common shares for treasury	(4,888)	(4,642)	(4,496)

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Assumed conversion of Convertible Notes	7,361	7,362	7,362
Common and potential common shares	106,068	97,413	85,438
Diluted earnings per share before cumulative effect of a change in accounting principle	$2.71	$2.18	$1.47
Diluted earnings per share	$2.71	$1.93	$1.47

The 7,804,878 shares of L-3 Holdings' common stock that are issuable upon conversion of the $420,000 of 4% Senior Subordinated Convertible Contingent Debt Securities (CODES) were not included in the computation of diluted EPS for the years ended December 31, 2003 and 2002 because the conditions required for them to become convertible were not satisfied.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

13.    Income Taxes

Income before income taxes and cumulative effect of a change in accounting principle is summarized in the table below.

	Year Ended December 31,
	2003	2002	2001
Domestic	$404,340	$295,405	$179,498
Foreign	29,473	18,618	6,724
Income before income taxes and cumulative effect of a change in accounting principle	$433,813	$314,023	$186,222

The components of the Company's current and deferred portions of the provision for income taxes are presented in the table below.

	Year Ended December 31,
	2003	2002	2001
Current income tax provision:
Federal	$36,251	$26,759	$14,727
State and local	11,966	1,254	1,253
Foreign	13,209	4,451	2,146
Subtotal	$61,426	$32,464	$18,126
Deferred income tax provision (benefit):
Federal	87,343	63,593	43,333
State and local	9,301	11,568	8,673
Foreign	(1,897)	3,931	632
Subtotal	94,747	79,092	52,638
Total provision for income taxes	$156,173	$111,556	$70,764

A reconciliation of the statutory federal income tax rate to the effective income tax rate of the Company is presented in the table below.

	Year Ended December 31,
	2003	2002	2001
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	3.4	3.8	5.3
Foreign income taxes	0.7	0.2	0.6
Foreign sales corporation and extraterritorial income exclusion benefits	(1.5)	(1.9)	(3.6)
Nondeductible goodwill amortization and other expenses	—	—	4.8
Research and experimentation and other tax credits	(1.9)	(2.1)	(5.0)
Other, net	0.3	0.5	0.9
Effective income tax rate	36.0%	35.5%	38.0%

The provision for income taxes excludes current tax benefits related to compensation expense deductions for income tax purposes arising from the exercise of stock options by the Company's

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

employees, which were credited directly to shareholders' equity of $8,457 for 2003, $13,303 for 2002, and $11,939 for 2001. These tax benefits reduced current income taxes payable.

The significant components of the Company's net deferred tax assets and liabilities are presented in the table below.

	December 31,
	2003	2002
Deferred tax assets:
Inventoried costs	$29,036	$43,678
Compensation and benefits	36,173	15,796
Pension and postretirement benefits	139,308	136,699
Property, plant and equipment	6.347	33,669
Income recognition on contracts in process	48,621	59,663
Loss carryforwards	17,184	6,579
Tax credit carryforwards	36,066	38,385
Other, net	25,094	24,533
Total deferred tax assets	337,829	359,002
Deferred tax liabilities:
Goodwill	84,476	49,317
Other, net	86	18,861
Total deferred tax liabilities	84,562	68,178
Net deferred tax assets	$253,267	$290,824

The following table presents the classification of the Company's net deferred tax assets.

Current deferred tax assets	$152,785	$143,634
Long-term deferred tax assets	100,482	147,190
Total net deferred tax assets	$253,267	$290,824

At December 31, 2003, the Company's loss carryforwards included, $9,580 of federal net operating loss carryforwards, most of which are subject to limitations, which will expire if unused between 2011 and 2021, $18,086 of capital loss carryforwards that will expire, if unused, in 2007 and $46,474 of state net operating losses that will expire, if unused, between 2005 and 2021. The Company also has $36,066 of tax credit carryforwards primarily related to U.S. state research and experimentation credits and state investment tax credits that will expire, if unused, primarily beginning in 2012. The Company believes that it will generate sufficient taxable income, of the appropriate character, to utilize these loss and credit carryforwards before they expire.

The Company is subject to ongoing tax examinations in various jurisdictions, which may result in challenges to tax positions taken and, accordingly, the Company may record adjustments to provisions based on the probable outcomes of such matters. However, the Company believes that the resolution of these matters will not have a material effect on its financial position, results of operations or cash flows.

14.    Stock Options

In April 1999, the Company adopted the 1999 Long Term Performance Plan (1999 Plan). Awards under the 1999 Plan may be granted to any employee or to any other individual who provides services to or on behalf of the Company or any of its subsidiaries, subject to the discretion of the Compensation Committee of the Board of Directors. Awards under the 1999 Plan may be in the form of non-qualified

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

stock options, incentive stock options, stock appreciation rights (SARs), restricted stock and other incentive awards, consistent with the 1999 Plan. In April 1997, the Company adopted the 1997 Stock Option Plan (1997 Plan). The 1997 Plan authorizes the Compensation Committee of the Board of Directors to grant incentive stock options to key employees of the Company and its subsidiaries. Awards under both plans are in the form of L-3 Holdings common stock. At December 31, 2003, the number of shares of L-3 Holdings' common stock authorized for grant under the 1999 Plan and 1997 Plan was 16,611,630, of which 954,914 shares were available for awards under these plans. The price at which non-qualified and incentive stock options may be granted shall not be less than 100% of the fair market value of L-3 Holdings' common stock on the date of grant. In general, options expire after 10 years and are exercisable ratably over a three year period.

At December 31, 2003, the Company has granted restricted stock awards of 371,181 shares, of which 55,637 shares have been forfeited. The Company awarded 88,245 shares on January 1, 2003, 54,958 shares on January 1, 2002, and 60,928 shares on January 1, 2001. The aggregate fair values of the restricted stock awards on their grant dates were $3,963 in 2003, $2,473 in 2002 and $2,346 in 2001. The restricted stock awards granted on January 1, 2003, January 1, 2002 and January 1, 2001 vest over three years. Compensation expense charged against earnings for these restricted stock awards was $2,975 in 2003, $2,134 in 2002 and $1,370 in 2001. Shareholders' Equity has been reduced by $3,622 at December 31, 2003 for unearned compensation on these restricted stock awards.

The table below presents the Company's non-qualified and incentive stock option activity over the past three years under the 1999 Plan and 1997 Plan.

	Number of Options	Weighted Average Exercise Price
	(in thousands)
Outstanding at January 1, 2001 (3,858 exercisable)	7,256	$10.71
Options granted	2,214	35.81
Options exercised	(1,128)	14.57
Options cancelled	(362)	21.23
Outstanding at January 1, 2002 (4,216 exercisable)	7,980	16.68
Options granted	2,169	52.02
Options exercised	(970)	17.99
Options cancelled	(155)	35.62
Outstanding at January 1, 2003 (5,216 exercisable)	9,024	24.71
Options granted	2,301	40.92
Options exercised	(835)	17.24
Options cancelled	(406)	39.95
Outstanding at December 31, 2003 (5,919 exercisable)	10,084	$28.41

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

The table below summarizes information about the Company's non-qualified and incentive stock options outstanding at December 31, 2003.

	Outstanding			Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$3.24	3,174	3.5	$3.24	3,174	3.5	$3.24
$11.00	89	4.3	11.00	89	4.3	11.00
$16.38 – $19.84	372	5.7	18.76	372	5.7	18.76
$20.25 – $23.13	376	5.5	20.79	376	5.5	20.79
$29.00	211	6.6	29.00	211	6.6	29.00
$32.50 – $35.00	918	7.3	33.28	547	7.3	33.28
$35.60	1,031	9.2	35.60	—	—	—
$39.19 – $39.70	755	7.9	39.69	481	7.9	39.70
$45.11 – $45.80	1,152	9.7	45.48	—	—	—
$49.00 – $53.75	1,976	8.4	52.10	659	8.4	52.10
$60.83	30	8.3	60.83	10	8.3	60.83
Total	10,084	6.7	$28.41	5,919	5.1	$17.64

The weighted average fair values of non-qualified and incentive stock options at their grant date during 2003, 2002 and 2001, where the exercise price equaled the market price (estimated fair value) on the grant date were $13.22, $18.75 and $14.87, respectively. In accordance with APB No. 25, no compensation expense was recognized.

For purposes of determining the impact of the fair value provisions of SFAS No. 123, the Company estimates the fair value of its stock options at the date of grant using the Black-Scholes option-pricing valuation model. The weighted average assumptions used in the valuation models are presented in the table below.

	Year Ended December 31,
	2003	2002	2001
Expected holding period (in years)	4.0	4.0	5.0
Expected volatility	38.3%	39.2%	39.5%
Expected dividend yield	0.2%	—	—
Risk-free interest rate	2.5%	4.0%	4.5%

15.    Commitments and Contingencies

The Company leases certain facilities and equipment under agreements expiring at various dates through 2028. The following table presents future minimum payments under non-cancelable operating leases with initial or remaining terms in excess of one year at December 31, 2003.

	Real Estate	Equipment	Total
2004	$62,892	$19,713	$82,605
2005	79,897	15,927	95,824
2006	50,173	12,336	62,509
2007	44,606	9,070	53,676
2008	45,745	7,226	52,971
Thereafter	168,207	59,053	227,260
Total	$451,520	$123,325	$574,845

Real estate lease commitments have been reduced by minimum sublease rental income of $1,613 due in the future under non-cancelable subleases. Leases covering major items of real estate and equipment

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

contain renewal and/or purchase options. Rent expense, net of sublease income was $71,779 for 2003, $65,277 for 2002 and $41,370 for 2001.

On December 31, 2002, the Company entered into two real estate lease agreements, as lessee, with a third-party lessor, which expire on December 31, 2005 and are accounted for as operating leases. On or before the lease expiration date, the Company can exercise options under the lease agreements to either renew the leases, purchase both properties for $28,000, or sell both properties on behalf of the lessor (the "Sale Option"). If the Company elects the Sale Option, the Company must pay the lessor a residual guarantee amount of $22,673 for both properties, on or before the lease expiration date, and at the time both properties are sold, the Company must pay the lessor a supplemental rent equal to the gross sales proceeds in excess of the residual guarantee amount not to exceed $5,327. For these real estate lease agreements, if the gross sales proceeds are less than the sum of the residual guarantee amount and the supplemental rent, the Company is required to pay a supplemental rent to the extent the reduction in the fair value of the properties are demonstrated by an independent appraisal to have been caused by the Company's failure to properly maintain the properties. The aggregate residual guarantee amounts of $22,673 has been included in the non-cancelable real estate operating lease payments relating to the expiration of such leases.

The Company has a contract to provide and operate for the U.S. Air Force (USAF) a full-service training facility, including simulator systems near a USAF base. The Company acted as the construction agent on behalf of the third-party owner-lessors for procurement and construction for the simulator systems, which were completed and delivered in August 2002. On December 31, 2002, the Company, as lessee, entered into an operating lease agreement for a term of 15 years for one of the simulator systems with the owner-lessor. At the end of the lease term, the Company may elect to purchase the simulator system at fair market value, which can be no less than $2,552 and no greater than $6,422. If the Company does not elect to purchase the simulator system then on the date of expiration, the Company shall pay to the lessor, as additional rent, $2,552 and return the simulator system to the lessor. The aggregate non-cancelable rental payments under this operating lease are $32,480 including the additional rent of $2,552. On February 27, 2003, the Company, as lessee, entered into an operating lease agreement for a term of 15 years for the remaining simulation systems with the owner-lessor. At the end of the lease term, the Company may elect to purchase the simulator systems at fair market value, which can be no less than $4,146 and no greater than $14,544. If the Company does not elect to purchase the simulator systems, then on the date of expiration, the Company shall return the simulator systems to the lessor. The aggregate non-cancelable rental payments under this operating lease are $53,254.

The Company is engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under U.S. Government procurement regulations, an indictment of the Company by a federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term. Additionally, in the event that U.S. Government expenditures for products and services of the type manufactured and provided by the Company are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.

In connection with the acquisition on March 8, 2002 of the Aircraft Integration Systems business from Raytheon, the Company assumed responsibility for implementing certain corrective actions, required under federal law to remediate the Greenville, Texas site location, and to pay a portion of those

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

remediation costs. The hazardous substances requiring remediation have been substantially characterized, and the remediation system has been partially implemented. The Company has estimated that its share of the remediation cost will not exceed $2,500, and will be incurred over a period of 25 years. The Company has established adequate reserves for these costs in the purchase price allocation for this acquisition.

The Company has been periodically subject to litigation, claims or assessments and various contingent liabilities incidental to its business. Management continually assesses the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Company's consolidated results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

On August 6, 2002, Aviation Communications & Surveillance Systems, LLC (ACSS), a subsidiary of L-3 Communications Corporation, was sued by Honeywell International Inc. and Honeywell Intellectual Properties, Inc. (collectively, "Honeywell") for alleged infringement of patents that relate to terrain awareness avionics. The lawsuit was filed in the United States District Court for the District of Delaware. In December of 2002, Honeywell withdrew without prejudice the lawsuit against ACSS and agreed to proceed with non-binding arbitration. We had previously investigated the Honeywell patents and believe that ACSS has valid defenses against Honeywell's patent infringement suit. In addition, ACSS has been indemnified to a certain extent by Thales Avionics, which provided ACSS with the alleged infringing technology. Thales Avionics owns 30% of ACSS. In the opinion of management, the ultimate disposition of Honeywell's pending claim will not result in a material liability to us.

L-3 Integrated Systems and its predecessors have been involved in a litigation with Kalitta Air (Kalitta Air) arising from a contract to convert Boeing 747 aircraft from passenger configuration to cargo freighters. The lawsuit was brought in the northern district of California on January 31, 1997. The aircraft were modified using Supplemental Type Certificates (STCs) issued in 1988 by the Federal Aviation Administration (FAA) to Hayes International, Inc. (Hayes/Pemco) as a subcontractor to GATX/Airlog Company (GATX). Between 1988 and 1990, Hayes/Pemco modified five aircraft as a subcontractor to GATX using the STCs. Between 1990 and 1994, Chrysler Technologies Airborne Systems, Inc. (CTAS), a predecessor to L-3 Integrated Systems, performed as a subcontractor to GATX and modified an additional five aircraft using the STCs. Two of the aircraft modified by CTAS were owned by American International Airways, the predecessor to Kalitta Air. In 1996, the FAA determined that the engineering data provided by Hayes/Pemco supporting the STCs was inadequate and issued an Airworthiness Directive that effectively grounded the ten modified aircraft. The Kalitta Air aircraft have not been in revenue service since that date. The matter was tried in January 2001 against GATX and CTAS with the jury finding fault on the part of GATX but rendering a unanimous defense verdict in favor of CTAS. Certain co-defendants had settled prior to trial. The Ninth Circuit Court of Appeals has reversed and remanded the trial court's summary judgment rulings in favor of CTAS regarding a negligence claim by Kalitta Air, which asserts that CTAS as an expert in aircraft modification should have known that the STCs were deficient, and excluding certain evidence at trial. Based on this ruling, it appears likely that the matter will have to be retried. In August of 2003, Kalitta Air has recalculated its damages based on consequential damage theories of lost revenues and income and diminution in value of the business and is asserting damages in excess of $500,000. CTAS' insurance carrier has accepted defense of the matter

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

with a reservation of rights. The Company continues to believe that it has meritorious defenses and intends to vigorously defend this matter.

The Company and L-3 Communications Security and Detection Systems (L-3 SDS) have been named, along with many other defendants, including other security screening systems manufacturers, as defendants in a number of lawsuits brought in the Southern District of New York by or on behalf of the victims of the terrorist attacks on September 11, 2001. Counsel for the plaintiffs have represented to the court that they intend to amend some or all of their complaints to delete certain of the defendants, including the Company and L-3 SDS, and to date, approximately 60 of the complaints have been amended to drop the Company and L-3 SDS as a defendant. In addition, the court has ruled that the plaintiffs who complete their applications for relief under a federal fund may not pursue judicial action. The court has ordered that the plaintiffs file final amended complaints by March 31, 2004, at which time the Company and L-3 SDS will know how many, if any, actions will be pending against them. The complaints allege various causes of action, including claims of wrongful death, negligence, strict liability and breach of contract, and seek compensatory and punitive damages. The Company and L-3 SDS believe that they have meritorious defenses to these actions and intend to vigorously defend the lawsuits. The Company purchased L-3 SDS from PerkinElmer, Inc. (PerkinElmer) on June 14, 2002. The actions have been tendered to the Company's and PerkinElmer's insurance carriers, who have accepted the defense of the these matters.

On November 18, 2002, we initiated a proceeding against OSI Systems, Inc. (OSI) in the United States District Court sitting in the Southern District of New York seeking, among other things, a declaratory judgment that we had fulfilled all of our obligations under a letter of intent with OSI (the "OSI Letter of Intent"). Under the OSI Letter of Intent, we were to negotiate definitive agreements with OSI for the sale of certain businesses we acquired from PerkinElmer, Inc. on June 14, 2002. On February 7, 2003, OSI filed an answer and counterclaims in the New York action alleging, among other things, that we breached our obligations under the OSI Letter of Intent and seeking damages in excess of $100,000, not including punitive damages. Under the OSI Letter of Intent, we proposed selling to OSI the conventional detection business and the ARGUS business that we acquired from PerkinElmer, Inc. Negotiations with OSI lasted for almost one year and ultimately broke down over issues regarding, among other things, intellectual property, product-line definitions, allocation of employees and due diligence. We believe that the claims asserted by OSI in its suit are without merit and intend to defend against the OSI claims vigorously.

L-3 Communications Vertex Aerospace LLC (formerly known as Vertex Aerospace LLC and acquired by the Company on December 1, 2003) (L-3 Vertex) is named as a defendant in nine wrongful death lawsuits in the District Court, 17th Judicial District, Tarrant County, Texas; in the Circuit Court of the 17th Judicial Circuit, Broward County, Florida; and in the United States District Court, Western District of North Carolina arising from the crash of Air Midwest Flight 5481 at Charlotte-Douglas International Airport in Charlotte, North Carolina on January 8, 2003. The crash resulted in the deaths of nineteen passengers and two crewmembers. Each of the lawsuits alleges contributing factors including that the accident was caused by the improper maintenance of the aircraft by L-3 Vertex, and seeks to recover compensatory and punitive damages. No discovery has taken place in the lawsuits at this time. Eight claims resulting from this incident have previously settled. The National Transportation Safety Board (NTSB) investigated the cause of the crash and has concluded that the crash was caused by the incorrect rigging of the elevator control system compounded by the airplane's center of gravity, which was substantially aft of the certified limit, with several other contributing factors. L-3 Vertex believes that it has meritorious defenses to the pending lawsuits, and intends to defend the cases vigorously. The actions have been tendered to L-3 Vertex's insurance carrier, who has accepted the defense of each action served upon L-3 Vertex to date. L-3 Vertex was also indemnified by Air Midwest for losses L-3 Vertex incurred

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

arising out of its provision of maintenance services to Air Midwest. Based on the availability of insurance and the indemnification from Air Midwest, we do not believe we will have a material liability in this matter.

With respect to those investigative actions, items of litigation, claims or assessments of which it is aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

16. Pensions and Other Employee Benefits

The Company maintains multiple pension plans, both contributory and non-contributory, covering employees at certain locations. Eligibility for participation in these plans varies and benefits are generally based on the participant's compensation and/or years of service. The Company's funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue Code and regulations thereon. Plan assets are invested primarily in listed stocks, mutual funds and bonds and U.S. Government and U.S. Government agency obligations.

The Company also provides postretirement medical and life insurance benefits for retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for the Company's pension plans. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

The following table summarizes the aggregate balance sheet impact, as well as the benefit obligations, assets and funded status for all of the Company's pension and postretirement benefit plans. The Company uses a November 30 measurement date to calculate its end of year (December 31) benefit obligations, fair value of plan assets and annual net periodic benefit cost.

	Pension Plans		Postretirement Benefit Plans
	2003	2002	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$713,925	$533,451	$129,406	$87,143
Service cost	45,901	35,825	3,803	3,777
Interest cost	49,789	43,108	7,781	7,779
Participants' contributions	246	260	1,006	720
Amendments	9,657	(2,554)	(6,796)	(10,032)
Actuarial loss	76,863	49,990	6,972	4,411
Acquisitions	25,754	77,066	2,272	41,639
Settlement	—	—	(107)	—
Foreign currency exchange rate changes	8,452	—	2,965	—
Benefits paid	(28,455)	(23,221)	(6,149)	(6,031)
Benefit obligation at end of year	$902,132	$713,925	$141,153	$129,406
Change in plan assets:
Fair value of plan assets at beginning of year	$431,771	$430,915	$—	$—
Actual return on plan assets	64,043	(27,819)	121	—
Acquisitions	24,122	4,250	—	—
Employer contributions	60,846	47,386	13,761	5,311
Participants' contributions	246	260	1,006	720
Foreign currency exchange rate changes	9,180	—	—	—
Benefits paid	(28,455)	(23,221)	(6,149)	(6,031)
Fair value of plan assets at end of year	$561,753	$431,771	$8,739	$—
Funded status of the plans	$(340,379)	$(282,154)	$(132,414)	$(129,406)
Unrecognized actuarial loss (gain)	224,641	184,894	7,706	(188)
Unrecognized prior service cost	9,631	560	(13,347)	(8,877)
Net amount recognized	$(106,107)	$(96,700)	$(138,055)	$(138,471)
Amounts recognized in the balance sheets consist of:
Net amount recognized	$(106,107)	$(96,700)	$(138,055)	$(138,471)
Additional minimum liability	(114,858)	(108,356)	—	—
Accrued benefit liability	$(220,965)	$(205,056)	$(138,055)	$(138,471)

The aggregate accumulated benefit obligation (ABO) for all of the Company's pension plans combined was $721,123 at year end 2003 and $582,861 at year end 2002. The table below presents the aggregate ABO and fair value of plan assets for those pension plans with ABO in excess of the fair value of plan assets at year end 2003 and 2002.

	2003	2002
Accumulated benefit obligation	$701,855	$565,904
Fair value of plan assets	534,338	406,809

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

The table below summarizes the weighted average assumptions used to determine the benefit obligations for the Company's pension and postretirement plans recorded at December 31, 2003 and 2002.

	Pension Plans		Postretirement Benefit Plans
	2003	2002	2003	2002
Benefit obligations
Discount rate	6.25%	6.75%	6.25%	6.75%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%

The following table summarizes the components of net periodic benefit cost for the Company's pension and postretirement benefit plans for the years ended 2003, 2002 and 2001.

	Pension Plans			Postretirement Benefit Plans
	2003	2002	2001	2003	2002	2001
Components of net periodic benefit cost:
Service cost	$45,901	$35,825	$18,516	$3,803	$3,777	$1,709
Interest cost	49,789	43,108	31,428	7,781	7,779	4,746
Amortization of prior service cost	625	312	351	(2,326)	(1,701)	(99)
Expected return on plan assets	(39,357)	(40,663)	(37,716)	(155)	—	—
Recognized actuarial (gain) loss	13,591	3,246	(424)	(743)	(530)	(887)
Recognition due to settlement	—	62	—	(155)	—	—
Net periodic benefit cost	$70,549	$41,890	$12,155	$8,205	$9,325	$5,469

The table below summarizes the weighted average assumptions used to determine the net periodic benefit cost for the years ended 2003, 2002 and 2001.

	Pension Plans			Postretirement Benefit Plans
	2003	2002	2001	2003	2002	2001
Net periodic benefit cost
Discount rate	6.75%	7.25%	7.50%	6.75%	7.25%	7.50%
Expected long-term return on plan assets	9.00%	9.50%	9.50%	9.00%	n.a.	n.a.
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%

The expected long-term return on plan asset assumption at year-end 2003 and 2002 is 9.00%. This assumption represents the average rate that the Company expects to earn over the long-term on the assets of the Company's benefit plans, including those from dividends, interest income and capital appreciation. The assumption has been determined based on expectations regarding future rates of return for the plans' investment portfolio, with consideration given to the allocation of investments by asset class and historical rates of return for each individual asset class.

The annual increase in cost of benefits (health care cost trend rate) is assumed to be an average of 11.50% in 2004 and is assumed to gradually decrease to a rate of 5.0% thereafter. Assumed health care cost trend rates have a significant effect on amounts reported for postretirement medical benefit plans. A one percentage point decrease in the assumed health care cost trend rates would have the effect of decreasing the aggregate service and interest cost by $577 and the postretirement medical obligations by $7,345. A one percentage point increase in the assumed health care cost trend rate would have the effect of increasing the aggregate service and interest cost by $711 and the postretirement medical obligations by $8,977.

Plan Assets.    The Company's Benefit Plan Committee (Committee) has the responsibility to formulate the investment policies and strategies for the plans' assets. These policies and strategies are: (1) invest assets of the plans in a manner consistent with the fiduciary standards of ERISA; (2) preserve the plans' assets; (3) maintain sufficient liquidity to fund benefit payments and pay expenses; (4) evaluate the

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

performance of investment managers; and (5) achieve, on average, a minimum total rate of return equal to the established benchmarks for each asset category.

The Committee retains a professional investment consultant to advise and help ensure that the above policies and strategies are met. The Committee does not involve itself with the day to day operations and selection process of individual securities and investments, and, accordingly, has retained the professional services of investment management organizations to fulfill those tasks. The investment management organizations have investment discretion over the assets placed under their management. The Committee provides each investment manager with specific investment guidelines relevant to its asset class.

The Committee has established the allowable range that plans' assets may be invested in for each major asset category and regularly monitors each to make sure that the actual investment allocation remains within guidelines. The table below presents the range for each major category of the plans' assets at December 31, 2003.

Asset Category	Range
Domestic equity	40%-60%
International equity	5%-15%
Fixed income	25%-35%
Real estate securities	5%-15%
Cash and cash equivalents	0%-20%

The following table presents the Company's pension plan and postretirement benefit plan weighted-average asset allocations at year-end 2003 and 2002, by asset category.

Asset Category	2003	2002
Domestic equity	44%	38%
International equity	7	7
Fixed income	25	31
Real estate securities	7	7
Other, primarily cash and cash equivalents	17	17
Total	100%	100%

Contributions.    During 2002 and 2003, U.S. Congress had granted plan sponsors an interest rate reduction for calculating minimum pension plan contributions. For 2004, the Company expects to contribute approximately $55,000 to its pension plans, assuming the extension of such interest rate reduction, or $75,000 if the interest rate reduction is not extended and $13,000 to its postretirement benefit plans.

In connection with the Company's acquisition in 1997 of the ten business units from Lockheed Martin and the formation of the Company, the Company assumed certain defined benefit pension plan liabilities for present and former employees and retirees of certain businesses, which were transferred from Lockheed Martin to the Company. Lockheed Martin also has provided the Pension Benefit Guaranty Corporation (PBGC) with commitments to assume sponsorship or other forms of financial support under certain circumstances with respect to the Company's pension plans for Communication Systems West and Aviation Recorders (the "Subject Plans"). Upon the occurrence of certain events, Lockheed Martin, at its option, has the right to decide whether to cause the Company to transfer sponsorship of any or all of the Subject Plans to Lockheed Martin, even if the PBGC has not sought to terminate the Subject Plans. If Lockheed Martin did assume sponsorship of these plans, it would be primarily liable for the costs associated with funding the Subject Plans or any costs associated with the termination of the Subject Plans

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(Dollars in thousands, except per share data)

but the Company would be required to reimburse Lockheed Martin for these costs. To date, there has been no impact on pension expense and funding requirements resulting from this arrangement. However, should Lockheed Martin assume sponsorship of the Subject Plans or if these plans were terminated, the impact of any increased pension expenses or funding requirements could be material to the Company. For the year ended December 31, 2003, the Company contributed $4,808 to the Subject Plans. The Company has performed its obligations under the letter agreement with Lockheed Martin and the Lockheed Martin Commitment and has not received any communications from the PBGC concerning actions which the PBGC contemplates taking in respect of the Subject Plans.

Employee Savings Plans.    Under its various employee savings plans, the Company matches the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contributions vary among the plans. Under these plans, the Company's matching contributions in L-3 Holdings' common stock and cash were $43,262 for 2003, $36,120 for 2002 and $21,462 for 2001.

17.    Supplemental Cash Flow Information

	Year Ended December 31,
	2003	2002	2001
Interest paid	$119,940	$109,301	$81,552
Income tax payments, net of refunds	17,298	2,127	4,904
Noncash transactions:
Common stock issued for acquisition consideration	4,969	10,607	17,357
Company's employer contribution to savings plans paid in common stock	39,494	28,138	16,868
Conversion of 5¼% convertible senior subordinated notes to equity	1,630	—	—

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

18.    Segment Information

Effective January 1, 2004, the Company combined its IMC business into L-3 Government Services, Inc. As a result of this realignment of management responsibilities, a reclassification has been made between the Specialized Products segment and the Training, Simulation & Government Services segment. The table below and amounts in Notes 3 and 5 have been adjusted, as appropriate, for the reclassification.

The Company has four reportable segments: (1) Secure Communications & ISR, (2) Training, Simulation & Government Services, (3) Aircraft Modernization, O&M and Products(1) and (4) Specialized Products, which are described in Note 1. The Company evaluates the performance of its operating segments and reportable segments based on their sales and operating income. All corporate expenses are allocated to the Company's divisions using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, all costs and expenses are included in the Company's measure of segment profitability.

	Secure Communications & ISR	Training Simulation & Government Services	Aircraft Modernization, O&M and Products(1)	Specialized Products	Corporate	Elimination of Intersegment Sales	Consolidated Total
2003
Sales	$1,440,596	$1,037,354	$1,021,861	$1,634,517	$—	$(72,734)	$5,061,594
Operating income	172,903	115,487	147,834	144,797	—	—	581,021
Total assets	1,201,187	781,186	2,043,677	1,961,754	505,086	—	6,492,890
Capital expenditures	25,982	3,082	10,281	43,206	323	—	82,874
Depreciation and amortization	29,169	7,977	18,720	39,557	—	—	95,423
2002
Sales	$1,054,297	$828,627	$677,846	$1,477,655	$—	$(27,196)	$4,011,229
Operating income	103,449	96,843	105,680	148,007	—	—	453,979
Total assets	1,149,016	690,564	965,038	1,898,972	538,718	—	5,242,308
Capital expenditures	19,350	4,957	14,035	23,542	174	—	62,058
Depreciation and amortization	23,692	6,857	15,513	29,798	—	—	75,860
2001
Sales	$452,152	$597,029	$263,450	$1,040,753	$—	$(5,962)	$2,347,422
Operating income	31,975	65,715	85,602	92,038	—	—	275,330
Total assets	366,482	497,368	545,517	1,382,010	547,872	—	3,339,249
Capital expenditures	11,561	2,999	9,625	23,657	279	—	48,121
Depreciation and amortization	13,839	13,207	12,064	47,841	—	—	86,951

Corporate assets not allocated to the reportable segments primarily include cash and cash equivalents, corporate office fixed assets, deferred income tax assets and deferred debt issuance costs.

(1)	During 2004, the Company changed the name of the reportable segment from Aviation Products & Aircraft Modernization to Aircraft Modernization, O&M and Products. The businesses and reporting units that are included in this segment have not changed.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

The Company's sales attributable to U.S. customers and foreign customers is summarized in the table below.

	Year Ended December 31,
	2003	2002	2001
U.S.	$4,208,273	$3,436,219	$1,927,538
Foreign:
United Kindgom	158,836	115,910	49,244
Canada	127,936	63,447	26,020
Germany	60,763	61,024	50,089
Australia	51,949	62,103	2,392
Japan	46,868	60,074	42,541
Other	406,969	212,452	249,598
Total foreign	853,321	575,010	419,884
Consolidated	$5,061,594	$4,011,229	$2,347,422

Sales to principal customers are summarized in the table below.

	Year Ended December 31,
	2003	2002	2001
U.S. Government agencies	$3,843,025	$3,107,271	$1,614,858
Foreign governments	506,508	395,062	200,913
Commercial export	346,813	179,948	218,971
Other (principally U.S. commercial)	365,248	328,948	312,680
Consolidated	$5,061,594	$4,011,229	$2,347,422

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

The Company's sales by product and services are summarized in the table below.

	Year Ended December 31,
	2003	2002	2001
Intelligence, surveillance and reconnaissance products	$817,909	$410,412	$—
Aircraft modification, maintenance and technical services	733,744	517,309	15,067
Naval warfare products	418,019	280,564	299,684
Communication systems for intelligence collection and imagery processing	396,383	306,650	231,895
Avionics products	305,726	229,734	254,983
Security and detection systems	282,261	431,325	18,058
Information security systems	232,728	201,934	140,153
Space and commercial communications, satellite control and tactical sensor systems	210,701	155,578	136,023
Telemetry and instrumentation	181,631	193,926	206,866
Microwave components	164,952	93,365	112,896
Training devices and motion simulators	160,718	144,310	160,549
Guidance and navigation products	151,916	141,778	128,690
Fuzing products	111,719	142,135	62,973
Subtotal products	4,168,407	3,249,020	1,767,837
Simulation, engineering and support services	705,974	569,351	378,186
Training services	302,622	256,935	218,843
Subtotal Services	1,008,596	826,286	597,029
Intercompany eliminations	(115,409)	(64,077)	(17,444)
Consolidated	$5,061,594	$4,011,229	$2,347,422

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

19.    Unaudited Quarterly Financial Data

Unaudited summarized financial data by quarter for the years ended December 31, 2003 and 2002 is presented in the table below.

	March 31	June 30	September 30	December 31
2003
Sales	$1,089,047	$1,226,881	$1,264,611	$1,481,055
Operating income	108,837	128,746	152,372	191,066
Net income	49,737	53,379	76,107	98,417
Basic EPS	$0.52	$0.56	$0.79	$1.02
Diluted EPS	$0.50	$0.53	$0.74	$0.94
2002
Sales	$696,840	$955,189	$1,053,613	$1,305,587
Operating income	$71,307	$97,688	$127,387	$157,597
Income before cumulative effect of a change in accounting principle	$29,279	$31,640	$61,760	$79,788
Cumulative effect of a change in accounting principle, net of income taxes	(24,370)	—	—	—
Net income	$4,909	$31,640	$61,760	$79,788
Basic EPS:
Income before cumulative effect of a change in accounting principle	$0.37	$0.40	$0.66	$0.84
Cumulative effect of a change in accounting principle	(0.31)	—	—	—
Net income	$0.06	$0.40	$0.66	$0.84
Diluted EPS:
Income before cumulative effect of a change in accounting principle	$0.36	$0.38	$0.62	$0.79
Cumulative effect of a change in accounting principle	(0.30)	—	—	—
Net income	$0.06	$0.38	$0.62	$0.79

20.    Financial Information of L-3 Communications and Its Subsidiaries

Total shareholders' equity for L-3 Communications equals that of L-3 Holdings, but the components, common stock and additional paid-in capital, are different. The table below presents information regarding the balances and changes in common stock and additional paid-in capital of L-3 Communications for each of the three years ended December 31, 2003.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

	L-3 Communications Common Stock
	Shares Issued	Par Value	Additional Paid-in Capital	Total
Balance at December 31, 2000	100	$—	$515,926	$515,926
Contributions from L-3 Holdings			830,561	830,561
Push down of CODES			(407,450)	(407,450)
Balance at December 31, 2001	100	—	939,037	939,037
Contributions from L-3 Holdings			855,939	855,939
Balance at December 31, 2002	100	—	1,794,976	1,794,976
Contributions from L-3 Holdings	—	—	98,512	98,512
Balance at December 31, 2003	100	$—	$1,893,488	$1,893,488

The net proceeds received by L-3 Holdings from the sale of its common stock, exercise of L-3 Holdings employee stock options and L-3 Holdings common stock contributed to the Company's savings plans are contributed to L-3 Communications. The net proceeds from the sale of the Convertible Notes and CODES by L-3 Holdings were also contributed to L-3 Communications and are reflected as indebtedness of L-3 Communications. See Notes 2 and 8.

The debt of L-3 Communications, including the Senior Subordinated Notes and borrowings under amounts drawn against the Senior Credit Facilities are guaranteed, on a joint and several, full and unconditional basis, by certain of its wholly-owned domestic subsidiaries (the "Guarantor Subsidiaries"). See Note 8. The foreign subsidiaries and certain domestic subsidiaries of L-3 Communications (the "Non-Guarantor Subsidiaries") do not guarantee the debt of L-3 Communications. None of the debt of L-3 Communications has been issued by its subsidiaries. There are no restrictions on the payment of dividends from the Guarantor Subsidiaries to L-3 Communications.

In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, the Company has included the accompanying condensed combining financial statements based on Rule 3-10 of SEC Regulation S-X. The Company does not believe that separate financial statements of the Guarantor Subsidiaries are material to users of the financial statements.

The following condensed combining financial information present the results of operations, financial position and cash flows of (i) L-3 Holdings excluding L-3 Communications, (ii) L-3 Communications excluding its consolidated subsidiaries (the "Parent") (iii) the Guarantor Subsidiaries, (iv) the Non-Guarantor Subsidiaries and (v) the eliminations to arrive at the information for L-3 Communications on a consolidated basis.

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

	L-3 Holdings	L-3 Communications (Parent)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated L-3 Communications
Condensed Combining Balance Sheets:
At December 31, 2003:
Current assets:
Cash and cash equivalents	$—	$155,375	$(41,291)	$20,792	$—	$134,876
Contracts in process	—	528,056	817,547	269,745	—	1,615,348
Other current assets	—	159,194	21,928	6,356	—	187,478
Total current assets	—	842,625	798,184	296,893	—	1,937,702
Goodwill	—	805,388	2,425,591	421,457	—	3,652,436
Other assets	—	343,914	446,403	112,435	—	902,752
Investment in and amounts due from consolidated subsidiaries	3,290,873	3,708,989	596,696	21,052	(7,617,610)	—
Total assets	$3,290,873	$5,700,916	$4,266,874	$851,837	$(7,617,610)	$6,492,890
Current liabilities	$—	$396,868	$370,468	$156,876	$—	$924,212
Other long-term liabilities	—	272,252	167,275	21,144	—	460,671
Long-term debt	716,377	2,457,300	—	—	(716,377)	2,457,300
Minority interest	—	—	—	76,211	—	76,211
Shareholders' equity	2,574,496	2,574,496	3,729,131	597,606	(6,901,233)	2,574,496
Total liabilities and shareholders' equity	$3,290,873	$5,700,916	$4,266,874	$851,837	$(7,617,610)	$6,492,890
At December 31, 2002:
Current assets:
Cash and cash equivalents	$—	$126,421	$(7,248)	$15,683	$—	$134,856
Contracts in process	—	524,500	630,351	163,142	—	1,317,993
Other current assets	—	155,387	28,319	2,819	—	186,525
Total current assets	—	806,308	651,422	181,644	—	1,639,374
Goodwill	—	753,672	1,702,384	338,492	—	2,794,548
Other assets	—	372,207	355,866	80,313	—	808,386
Investment in and amounts due from consolidated subsidiaries	2,919,954	2,688,750	398,282	53,779	(6,060,765)	—
Total assets	$2,919,954	$4,620,937	$3,107,954	$654,228	$(6,060,765)	$5,242,308
Current liabilities	$—	$336,050	$298,646	$75,246	$—	$709,942
Other long-term liabilities	—	234,933	166,188	8,050	—	409,171
Long-term debt	717,752	1,847,752	—	—	(717,752)	1,847,752
Minority interest	—	—	—	73,241	—	73,241
Shareholders' equity	2,202,202	2,202,202	2,643,120	497,691	(5,343,013)	2,202,202
Total liabilities and shareholders' equity	$2,919,954	$4,620,937	$3,107,954	$654,228	$(6,060,765)	$5,242,308

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

	L-3 Holdings	L-3 Communications (Parent)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated L-3 Communications
Condensed Combining Statements of Operations:
For the year ended December 31, 2003:
Sales	$—	$1,918,288	$2,715,558	$445,485	$(17,737)	$5,061,594
Costs and expenses	—	1,635,998	2,464,534	397,778	(17,737)	4,480,573
Operating income	—	282,290	251,024	47,707	—	581,021
Interest and other income (expense)		9,575	(92)	(784)	(8,484)	215
Interest expense	34,058	131,734	501	8,932	(42,542)	132,683
Minority interest	—	—	—	3,515	—	3,515
Loss on retirement of debt		11,225	—	—	—	11,225
Provision (benefit) for income taxes	(12,261)	53,607	90,155	12,411	12,261	156,173
Equity in net income of consolidated subsidiaries	299,437	182,341	—	—	(481,778)	—
Net income	$277,640	$277,640	$160,276	$22,065	$(459,981)	$277,640
For the year ended December 31, 2002:
Sales	$—	$1,875,389	$1,895,410	$260,799	$(20,369)	$4,011,229
Costs and expenses	—	1,622,200	1,736,233	219,186	(20,369)	3,557,250
Operating income	—	253,189	159,177	41,613	—	453,979
Interest and other income (expense)	—	11,202	(286)	262	(6,257)	4,921
Interest expense	35,499	120,774	1,622	6,353	(41,756)	122,492
Minority interest	—	—	—	6,198	—	6,198
Loss on retirement of debt	—	16,187	—	—	—	16,187
Provision (benefit) for income taxes	(13,880)	44,942	56,145	10,469	13,880	111,556
Cumulative effect of a change in accounting principle	—	(14,749)	—	(9,621)	—	(24,370)
Equity in net income of consolidated subsidiaries	199,716	110,358	—	—	(310,074)	—
Net income	$178,097	$178,097	$101,124	$9,234	$(288,455)	$178,097
For the year ended December 31, 2001:
Sales	$—	$1,328,702	$854,094	$168,558	$(3,932)	$2,347,422
Costs and expenses	—	1,109,329	823,857	142,838	(3,932)	2,072,092
Operating income	—	219,373	30,237	25,720	—	275,330
Interest and other income (expense)	—	8,335	(515)	(6,081)	—	1,739
Interest expense	20,400	86,024	51	315	(20,400)	86,390
Minority interest	—	—	—	4,457	—	4,457
Provision (benefit) for income taxes	(7,976)	53,840	11,275	5,649	7,976	70,764
Equity in net income of consolidated subsidiaries	127,882	27,614	—	—	(155,496)	—
Net income	$115,458	$115,458	$18,396	$9,218	$(143,072)	$115,458

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

	L-3 Holdings	L-3 Communications (Parent)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated L-3 Communications
Condensed Combining Statements of Cash Flows:
For the year ended December 31, 2003:
Operating activities:
Net cash from (used in) operating activities	$—	$219,890	$240,672	$(4,499)	$—	$456,063
Investing activities:
Acquisition of businesses, net of cash acquired	—	(53,626)	(869,863)	(90,950)		(1,014,439)
Other investing activities	(98,512)	(1,000,542)	(23,530)	(10,359)	1,059,325	(73,618)
Net cash used in investing activities	(98,512)	(1,054,168)	(893,393)	(101,309)	1,059,325	(1,088,057)
Financing activities:
Proceeds from sale of senior subordinated notes	—	790,788	—	—	—	790,788
Redemption of senior subordinated notes	—	(187,650)		—	—	(187,650)
Other financing activities net	98,512	260,094	618,678	110,917	(1,059,325)	28,876
Net cash from financing activities	98,512	863,232	618,678	110,917	(1,059,325)	632,014
Net increase (decrease) in cash	—	28,954	(34,043)	5,109	—	20
Cash and cash equivalents, beginning of the period	—	126,421	(7,248)	15,683	—	134,856
Cash and cash equivalents, end of the period	$—	$155,375	$(41,291)	$20,792	$—	$134,876
For the year ended December 31, 2002:
Operating activities:
Net cash from operating activities	$—	$137,837	$169,221	$11,402	$—	$318,460
Investing activities:
Acquisition of businesses, net of cash acquired	—	(146,913)	(1,499,891)	(95,329)	—	(1,742,133)
Other investing activities	(855,939)	(1,627,853)	(27,130)	(8,632)	2,451,159	(68,395)
Net cash used in investing activities	(855,939)	(1,774,766)	(1,527,021)	(103,961)	2,451,159	(1,810,528)
Financing activities:
Proceeds from sale of senior subordinated notes	—	750,000	—	—	—	750,000
Redemption of senior subordinated notes	—	(237,468)	—	—	—	(237,468)
Proceeds from sale of L-3 Holdings' common stock, net	766,780	—	—	—	—	766,780
Other financing activities	89,159	930,608	1,354,964	63,018	(2,451,159)	(13,410)
Net cash from financing activities	855,939	1,443,140	1,354,964	63,018	(2,451,159)	1,265,902
Net decrease in cash	—	(193,789)	(2,836)	(29,541)	—	(226,166)
Cash and cash equivalents, beginning of the period	—	320,210	(4,412)	45,224	—	361,022
Cash and cash equivalents, end of the period	$—	$126,421	$(7,248)	$15,683	$—	$134,856

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Dollars in thousands, except per share data)

	L-3 Holdings	L-3 Communications (Parent)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated L-3 Communications
For the year ended December 31, 2001:
Operating activities:
Net cash from operating activities	$—	$104,169	$30,014	$38,785	$—	$172,968
Investing activities:
Acquisition of businesses, net of cash acquired	—	(112,691)	(212,556)	(121,664)	—	(446,911)
Other investing activities	(830,561)	(357,400)	(14,643)	59,844	1,164,781	22,021
Net cash used in investing activities	(830,561)	(470,091)	(227,199)	(61,820)	1,164,781	(424,890)
Financing activities:
Repayment of borrowings under revolving credit facilities, net	—	(190,000)	—	—	—	(190,000)
Proceeds from sale of senior subordinated notes	420,000	—	—	—	—	420,000
Proceeds from sale of L-3 Holdings' common stock, net	353,622	—	—	—	—	353,622
Other financing activities	56,939	857,424	187,862	59,198	(1,164,781)	(3,358)
Net cash from financing activities	830,561	667,424	187,862	59,198	(1,164,781)	580,264
Net increase (decrease) in cash	—	301,502	(9,323)	36,163	—	328,342
Cash and cash equivalents, beginning of the period	—	18,708	4,911	9,061	—	32,680
Cash and cash equivalents, end of the period	$—	$320,210	$(4,412)	$45,224	$—	$361,022